Exhibit 10.34

STOCK PURCHASE AGREEMENT

BY AND AMONG

JCS Holdings, LLC,

(Purchaser),

LSRI HOLDINGS, INC.

AND

LANDRY’S RESTAURANTS, INC.,

(Sellers)

October 9, 2006

i

ARTICLE VIII ADDITIONAL AGREEMENTS		45
8.1	Exclusivity	45
8.2	Employee Matters	46
8.3	Maintenance of Books and Records	48
8.4	Payments Received	48
8.5	Transition Services Agreement	48
8.6	Licenses	48
8.7	Gift Cards	49
8.8	Release of Guarantees	49
8.9	Non-Solicitation/Non-Hire Agreement	49
8.10	Publicity	49
8.11	Expenses; Transfer Taxes, and the Like	50
8.12	Transfer of Licenses and Permits	50
8.13	Restrictions on Assignment, Renewal and Subletting	50
8.14	Consents	51
8.15	Further Assurances, Post-Closing Cooperation	51
8.16	Title Policies	52
8.17	Surveys	52
8.18	Billboard	52

ARTICLE IX MISCELLANEOUS		52
9.1	Termination	52
9.2	Effect of Termination and Abandonment	53
9.3	Bulk Sales Law	53
9.4	Expenses	53
9.5	Contents of Agreement; Amendments	53
9.6	Assignment and Binding Effect	53
9.7	Waiver	54
9.8	Notices	54
9.9	Governing Law	55
9.10	No Benefit to Others	55
9.11	Headings, Gender and “Person”	55
9.12	Schedules and Exhibits	55
9.13	Severability	55
9.14	Counterparts; Facsimile Signatures	55
9.15	No Strict Construction	55
9.16	Jurisdiction and Service of Process	56
9.17	Risk of Loss	56

LIST of ANNEXES, EXHIBITS and SCHEDULES

ANNEXES
I	Definitions

EXHIBITS
A	Joe’s Crab Shack Restaurant Locations
A-l	Real Property; Leases
A-2	Required Consents and Store EBITDA

SCHEDULES
I	Newco Interests
II	Purchaser Knowledge Group
Assets
1.1.1(a)(v)	Assigned Contracts
1.1.1(a)(vii)	Marks
1.1.1(a)(ix)	Computer Hardware, Software, Software Licenses and Peripherals
1.1.1(b)(vii)	JCS Excluded Contracts
1.1.1(b)(viii)	JCS Excluded Assets
1.1.2(a)(i)	Assumed Working Capital Liabilities
1.1.2(b)(vii)	Pending Claims
1.1.2(b)(i)	Working Capital
1.2.3	Allocation of Purchase Price and Liabilities Among Assets
Sellers’ Disclosure Schedule
3.1.2(a)	Authorized, Issued and Outstanding Capital Stock of Newco and Record Shareholders
3.1.2(c)	Newco Equity Holdings and Required Filings and Consents
3.1.5(a)	Conflicts
3.1.5(b)	Required Filings Marks and Consents
3.1.6(a)	Financial Statements; Deviations from GAAP evidenced on Consolidated Balance Sheet
3.1.6(b)	Liabilities
3.1.6(c)	Internal Control
3.1.8	Liens against Real Property
3.1.9	Ownership of Tangible Assets
3.1.10(a)	Material Contracts
3.1.10(b)	Material Defaults Under Material Contracts; Notices to Terminate Material Contracts
3.1.11(a)	Real Property Under Lease Other Than Leased Property; Disputes and Encumbrances Regarding the Leases
3.1.11(b)	Fee Property
3.1.11(c)	Leasehold Options
3.1.12(a)	Registration for Marks Copyrights; Material Unregistered Marks and Software Licenses
3.1.12(b)	Liens and Limitations on Intellectual Property
3.1.12(c)	Intellectual Property Disputes and Claims

3.1.12(e)	Licenses, Sublicenses and Other Agreements Granted by Sellers Regarding Use of Intellectual Property
3.1.13	Permits
3.1.14	Tax Matters
3.1.15	Notices Alleging Violations of Applicable Laws, Except Permits, Taxes and Environmental Law Matters
3.1.16	Violations of Environmental Laws
3.1.19(a)	Benefit Plans
3.1.19(c)	Corporate Benefit Plans With Change of Control Provisions
3.1.19(d)	Violations and Claims Related to Corporate Benefit Plans
3.1.20(a)	Business Employees; Employees on Leave of Absence
3.1.20(b)	Employment Matters
3.1.22	Material Changes and Events Outside the Normal Course of Business
3.1.23	Defaults and Events With Materially Adverse Effects
3.1.24	Insurance Policies and Loss Runs
3.1.26	20 Largest Suppliers
3.1.27	Affiliate Transactions
3.1.28	Litigation
Purchaser’s Disclosure Schedule
3.2.5	Debt and Equity Commitment Letters
3.2.7	Litigation
Other
4.1(b)(iii)	Employee List
4.7	Lease Consents
4.8	Termination of Affiliate Transactions
4.10	Reciprocal Easement
8.2(a)	Employment Offers
8.6(a)	Restaurants to Which the Joe’s Intellectual Property License Applies
8.6(b)	Joe’s Intellectual Property Rights
8.7	Gift Cards

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of this 9th day of October, 2006, by and among LSRI Holdings, Inc. (“Seller”) and Landry’s Restaurants, Inc. (“Landry’s”) and JCS Holdings, LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

A. Seller has been and is engaged indirectly through stock ownership of 38 entities in the business of operating the Joe’s Crab Shack restaurants, located at the locations listed on Exhibit A attached hereto (such business being referred to herein as the “Business” and such locations being referred to herein as the “Premises”);

B. Seller owns (or will at the Closing own) beneficially and of record one hundred percent of the equity ownership interest (the “Newco Interests”) of the Persons listed on Schedule I hereto (collectively, “Newco”);

C. Newco owns (or will at the Closing own) the assets and liabilities relating to the Business conducted on the Premises as more fully set forth in this Agreement;

D. Purchaser desires to acquire from Sellers (as defined below) and Landry’s, and Sellers and Landry’s desire to sell to Purchaser, Newco and the Newco Interests, all upon and subject to the terms and conditions hereinafter set forth;

E. As used herein, the term “Sellers” shall mean Seller and the entities owning the Business, Assets and Premises being sold hereby; and

F. Capitalized terms used but not defined in the body of the Agreement have the respective meanings set forth in Annex 1.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Seller Restructuring.

1.1.1 Contribution of Assets. On or prior to the Closing, upon and subject to the terms and conditions of this Agreement, Landry’s and Sellers shall grant, sell, convey, assign, transfer and deliver to Newco, either directly or indirectly, in a manner reasonably satisfactory to Purchaser, all right, title and interest of Sellers in and to all of the assets, properties and rights used in connection with operating the Business and the Assets, as set forth in Section 1.1.1 (a) (which assets, properties and rights are herein sometimes called the “Assets”), in all cases free and clear of all Liens other than Permitted Liens; provided that to the extent that Landry’s and Sellers contribute any equity securities to Newco, Landry’s and Sellers shall, prior to such contribution, distribute to an entity that is not part of the Business all Excluded Assets and all Excluded Liabilities and ensure that no entity, the equity securities of which will be contributed to Newco (x) is subject to any Liability other than the Assumed Liabilities, or (y) participates in or is obligated to contribute to any Corporation Benefit Plan. The creation of Newco and the transfers described above is hereinafter referred to as the “Restructuring”.

(a) Included Assets. The Assets shall include any and all property, asset or rights thereto of Sellers and Landry’s required by Sellers and/or Landry’s to operate the Business or the Assets, of every type and description, tangible and intangible, whether or not reflected on the books and records of Sellers or Landry’s, made a part hereof, and located as described on Exhibit A (or used by the Transferred Employees), excepting such assets identified as “Excluded Assets” in Section 1.1.1 (b) hereof, and including, but not limited to, any of the following:

(i) all of Sellers’ right, title and interest in all leases, subleases, real estate licenses, concessions and other agreements which are identified on Exhibit A-1 hereto (as amended, the “Leases”), pursuant to which Sellers hold a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Business, together with all buildings, structures, improvements and fixtures located in or on such Leasehold interests which are owned by Sellers or Landry’s, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such leasehold interests (“Leasehold Improvements”), including, without limitation all rights in and to any security deposits, utility deposits and any other deposits (the “Leased Property”) and all land, owned by Sellers and used or intended to be used in, or otherwise related to, the Business, which are separately identified on Exhibit A-1 hereto, together with all buildings, structures and fixtures located thereon and other improvements owned by Sellers that are located in or on such properties (collectively, the “Fee Property”) (the Leased Property and the Fee Property are sometimes collectively referred to as the “Real Property”);

(ii) all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Real Property, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Real Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of Sellers, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Real Property, and all claims or demands whatsoever of Landry’s or Sellers, either in law or in equity, with respect to the Real Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same, but in each case only to the extent Sellers or Landry’s owns and has the right to convey the same to Purchaser (the “Appurtenant Rights”);

(iii) all appliances, kitchen equipment, office equipment and other equipment, tools, spare parts, signage, decor items, fixtures, furniture, furnishings, leasehold improvements, dinnerware, glassware, flatware, linens and other tangible personal property located at the Premises and relating to or used in connection with the operation of the Business or the Assets;

(iv) all food and beverages, including alcoholic beverages, whether opened or unopened, all other raw materials and ingredients, packing materials and supplies (together, the “Inventory”) located at the Premises;

(v) all rights, title and interest of Sellers or Landry’s under written or oral Contracts entered into by Sellers or Landry’s, their Affiliates or assigns, in connection with the operation of the Business as listed on Schedule l.l.l(a)(v) (together with the Leases, the “Assigned Contracts”);

(vi) all transferable governmental licenses, registrations, certificates of occupancy or other permits or approvals of any nature of Landry’s or Seller or any of their Subsidiaries relating to the Business or the Assets (“Permits”);

(vii) all rights of Landry’s or Sellers in, to or under any trademark, service mark, trade dress, trade name, corporate name, copyright, Internet domain name, logo or slogan (collectively, “Marks”) used solely in connection with the operation of the Business or the Assets, whether registered or unregistered, and any similar or equivalent rights to the foregoing anywhere in the world, and any registrations or applications for registration thereof and all goodwill of the Business associated therewith, including, without limitation, those items set forth on Schedule l.l.1(a)(vii) hereto and the name “Joe’s Crab Shack” and any variations thereof. To the extent Landry’s or any of its Affiliates own any such Marks which are or have been used or held for use by the Business and restaurant concepts other than Joe’s Crab Shack (the “Joint Use Marks”), Landry’s shall enter into the Joint Use Agreement providing for Purchaser’s use of such Marks. Schedule 1.1.1 (a)(vii) sets forth the Joint Use Marks. Such Joint Use Agreement shall also provide for Purchaser’s use of all Joint Advertising Material as set forth on such Schedule l.l.l(a)(vii):

(viii) all right, title and interest of Landry’s or any Sellers in, to or under any technologies, methods, data bases, trades secrets, know-how, manufacturing and other processes, inventions, formulae, recipes and mixing instructions, customer and supplier lists, and any other intellectual property relating to or used in connection with the operation of the Business or the Assets at the Premises (including all Joe’s Intellectual Property Rights), and all patents, patent applications, registrations and applications relating thereto;

(ix) all computer hardware, software, software licenses and peripherals of Landry’s or any Seller relating to or used in connection with the operation of the Business or the Assets at the Premises, including, without limitation, such items listed on Schedule 1.1.1(a)(ix) hereto;

(x) all of Sellers’ or Landry’s books, records, papers and instruments of whatever nature and wherever located that relate to the operation of the Business or any of the Assets or that are required or necessary in order for Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, correspondence from any lessor relating to any of the Leased Property, all Lease files, accounting and financial records, maintenance and production records, recipe books, operating and policy manuals, personnel and labor relations records, environmental records and reports, sales and property Tax records and returns, sales records, customer lists, records relating to suppliers, menus, marketing brochures, but excluding income Tax records and returns and corporate minute book and stock records;

(xi) all rights or choses in action, including, without limitation all rights under express or implied warranties, representations and guaranties relating to the Business or the Assets;

(xii) all telephone numbers and telephone listings of Sellers;

(xiii) all house banks located at the Premises on the Closing Date (which in no event shall be less than an aggregate of $300,000) and all armored car service and everything else used in connection with current cash collection practices at the Premises (other than deposits, bank accounts or lock boxes);

(xiv) all goodwill of the Business;

(xv) all assets, artwork, advertising and marketing materials, equipment, furniture and fixtures, brochures, testimonials, and pictures located at the Premises or relating to the Business or the Assets; and

(xvi) all assets included in the Working Capital as set forth on the Closing Financial Statement.

(b) Excluded Assets. Notwithstanding anything set forth in Section 1.1.1 hereof, the Assets shall not include the following “Excluded Assets”:

(i) the certificate of incorporation, minute books, Tax Returns, books of account or other records having to do with the organization of any Seller;

(ii) the rights which accrue or will accrue to any Seller or Landry’s under this Agreement;

(iii) any bank accounts or lock boxes of any Seller;

(iv) any cash or cash equivalents (including marketable securities and short-term investments) and other securities held by any Seller (other than house banks located at the Premises on the Closing Date);

(v) all insurance policies of any Seller; other than windstorm policies set forth on Schedule 3.1.24;

(vi) any assets located at, on or in Landry’s corporate headquarters, or in any warehouse that are not primarily used in the operation of the Business and any other assets not used in the Business;

(vii) the rights of any Seller under any Contract, other than the Assigned Contracts (such other Contracts, “Excluded Contracts”), including without limitation, contracts entered into with suppliers, etc., that relate to more than one of Landry’s restaurant concepts (the “JCS Excluded Contracts”), the JCS Excluded Contracts being listed on Schedule l.l.1(b)(vii);

(viii) the other assets, properties or rights, if any, set forth on Schedule l.l.l(b)(viii);

(ix) any assets relating to any “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, fringe benefit or welfare plan, and any other compensation or benefit plan, program, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, sponsored, established, maintained or contributed to or required to be contributed to by any Seller, Landry’s or any of their Affiliates or for which any Seller, Landry’s or any of their Affiliates has any Liability or obligation, contingent or otherwise (collectively, the “Corporation Benefit Plans”),

(x) all assets of Landry’s or any of its Affiliates relating to any Joe’s Crab Shack, or other restaurant, casino, hotel or entertainment complex being retained by Landry’s or its Affiliates following Closing or which were not located on the Premises or which are used for general and administrative services not conducted on the Premises; and

(xi) all assets of Landry’s or any of its Affiliates relating to any Joe’s Crab Shack not set forth on Exhibit A.

1.1.2 Assumption of Liabilities.

(a) Assumed Liabilities. On or prior to the Closing, subject to the terms of this Agreement, including Section 1.1.2(b) hereof, Newco shall assume and agree to pay, discharge or perform, as appropriate, when due and payable and otherwise in accordance with the relevant governing agreements, the following (and only the following) Liabilities and obligations of Sellers (the “Assumed Liabilities”):

(i) all Liabilities set forth on Schedule 1.1.2(a)(i) which are included in the Working Capital as set forth on the Closing Financial Statement or are included on Schedule 3.1.6(b);

(ii) all Liabilities and obligations of Seller in respect of the Permits and Assigned Contracts;

(iii) all Liabilities and obligations under or arising from the Permitted Liens;

(iv) all liabilities for sales taxes as of the Closing Date; and

(v) all Liabilities and obligations incurred in, resulting from or arising out of, the use, operation, ownership or control of the Assets or the operation of the Business or the Premises, on or after the Closing Date.

(b) Excluded Liabilities. Neither Newco nor Purchaser shall assume any Liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any Seller or Landry’s (including any predecessor), except for the Assumed Liabilities as specifically and expressly provided for above, whether such Liabilities or obligations relate to payment, performance or otherwise, and all Liabilities, commitments or obligations not expressly transferred to Newco hereunder as Assumed Liabilities (the “Excluded Liabilities”) shall be retained or assumed by the Sellers and Landry’s, who shall remain liable therefor. For the avoidance of doubt and without limitation to the foregoing, all of the following shall be considered Excluded Liabilities (whether or not disclosed, referred to, accrued or reserved for on the Financial Statements or any Disclosure Schedule or Exhibit hereto):

(i) any Liabilities or obligations in respect of any Funded Indebtedness of Landry’s, any Seller or Newco;

(ii) any Liabilities or obligations arising out of, resulting from or relating to (A) any claim, obligation or litigation, regardless of when made, asserted, or instituted, arising out of or relating to the conduct of the Business or events or conditions at the Premises prior to the Closing so long as any such claim, obligation or liability is not scheduled on Schedule 1.1.2(a)(i), (B) the California Break-Pay Litigation or (C) claims or expenses incurred but not yet reported as of the Closing;

(iii) any Liabilities or obligations, whether or not reflected in the Financial Statements, in respect of escheatable property or the failure to properly account for, report and remit such property to any applicable Governmental Authority; and

(iv) any claims, Liabilities or obligations arising out of, resulting from or relating to the Excluded Assets, including the Excluded Contracts;

(v) any Liabilities or obligations arising pursuant to Environmental Laws in respect of the ownership or operation of the Business or its properties or facilities prior to the Closing;

(vi) (A) any Liability or obligation relating to or arising under any Corporation Benefit Plan, any “employee benefit plan” (as defined in Section 3(3) of ERISA), or any other benefit plan, program or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Sellers, Landry’s or any of their Affiliates, or with respect to which Sellers, Landry’s or any of their Affiliates has any current or potential Liability or obligation, and (B) any Liability or obligation arising out of, relating to or incurred in connection with the employment or service by, or termination from employment or service with (including in connection with the Restructuring), Sellers, Landry’s or any of their Affiliates, of any Person, including any and all Liabilities or obligations pertaining to any salary or wages, bonuses or any other type of compensation or benefits except to the extent accrued in the Working Capital as set forth on the Closing Financial Statements;

(vii) any Liability arising from any pending claim as set forth on Schedule 1.1.2(b)(vii); and

(viii) claims or expenses incurred but not yet reported as of the Closing Date.

1.2 Purchase and Sale of Newco. At the Closing hereunder, Purchaser shall purchase from Sellers, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller and Landry’s contained herein, all right, title and interest of Seller in and to the Newco Interests, free and clear of all Liens, in exchange for the Purchase Price.

1.2.1 The Purchase Price.

(a) Purchase Price. The Purchase Price shall be an amount equal to $180,000,000, subject to adjustment as provided in Section 1.2.1(b)(iii) and in Section 1.2.1(c)(iv) (the “Purchase Price”).

(b) Estimated Purchase Price. The Purchase Price shall be adjusted at the Closing as follows.

(i) Seller shall prepare, in good faith and deliver to Purchaser no later than five (5) business days before the Closing a calculation of Working Capital as of the Closing as calculated in accordance with Schedule 1.2.1(b)(i);

(ii) As promptly as practicable, but not later than two (2) business days prior to the Closing Date, Purchaser shall identify any adjustments that it believes are required to the calculation of Working Capital delivered by Seller. If Purchaser identifies any such adjustments, the Parties shall use commercially reasonable efforts to resolve such dispute after which Seller shall redeliver to Purchaser the calculation of Working Capital. The amount of Working Capital finally delivered pursuant to this Section 1.2.1(b)(ii)) and acceptable to the Parties is referred to herein as the “Estimated Working Capital”.

(iii) If the Estimated Working Capital exceeds the Target Working Capital, then the Purchase Price shall be increased by the amount equal to such excess, up to an amount of Five Hundred Thousand Dollars ($500,000) (such payment, the “Estimated

Working Capital Excess Payment”). If the Target Working Capital exceeds the Estimated Working Capital, then the Purchase Price shall be reduced by the amount, by which the Target Working Capital exceeds the sum of (x) the Estimated Working Capital, plus (y) $500,000 (but in no event shall such sum be more than zero) (such payment reduction, the “Estimated Working Capital Shortfall Reduction”). If the Estimated Working Capital is equal to the Target Working Capital, there shall be no adjustment.

(c) Net Adjustment.

(i) Purchaser shall within 90 days after the Closing Date, prepare (or cause to be prepared) and deliver to Landry’s a balance sheet of Newco as of the Closing Date (the “Closing Financial Statement”). The Closing Financial Statement shall be prepared in a manner consistent with the preparation of the Financial Statements, and Landry’s shall provide Purchaser with access to all copies of all work papers and other relevant documents necessary to accurately prepare the Closing Financial Statement.

(ii) Purchaser shall provide Landry’s with access to copies of all work papers and other relevant documents to verify the information contained in the Closing Financial Statement. Landry’s shall have a period of thirty (30) calendar days after delivery to review the Closing Financial Statement and shall make any objections to the Closing Financial Statement in writing (the “Notice of Objection”) to Purchaser within such thirty (30) calendar day period. If the Notice of Objection, which shall set forth in reasonable detail the items and amounts in dispute, is delivered to Purchaser within such thirty (30) calendar day period, then Landry’s and the Purchaser shall attempt to resolve the matter or matters in dispute. If disputes with respect to the Closing Financial Statement provided pursuant to this Section 1.2.1(c)(ii) cannot be resolved by the Purchaser and Landry’s within fifteen (15) calendar days after the delivery by the Purchaser to Landry’s of the Notice of Objection, then either Party upon notice to the other Party may submit the specific matters in dispute to KPMG (the “Independent Accounting Firm”). If for any reason the Independent Accounting Firm is unavailable to resolve such dispute between Purchaser and Landry’s and if Purchaser and Landry’s are also unable to mutually agree upon the designation of a nationally recognized public accounting firm within fifteen (15) days after the dispute has been referred to the Independent Accounting Firm pursuant to the preceding sentence, any Party hereto may thereafter request that the American Arbitration Association (“AAA”) make such designation. The Independent Accounting Firm will determine only those items disputed in the Notice of Objection and still unresolved by the Parties and shall request a statement from Purchaser and Landry’s regarding each disputed item. The Independent Accounting Firm shall render its determination within forty-five (45) calendar days of the referral of the matter, which determination shall be in writing and set forth in reasonable detail, the basis therefor. The determination as to any disputed item may not be greater than the greatest value claimed for that item by any party, nor lower than the lowest such value claimed. The determination of the Independent Accounting Firm shall be final and binding on the Parties and any adjustments will be paid as described in Section 1.2.1(c)(iv)(D) below. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm will be allocated between the Purchaser and Landry’s in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.

(iii) If no written objections are made within the time periods provided above, or once objections are resolved and withdrawn or any dispute is resolved pursuant to Section 1.2.1(c)(ii), the Closing Financial Statement shall become final and binding and shall be deemed the “Closing Financial Statement” and the Working Capital set forth on such Closing Financial Statement shall be referred to as the “Final Working Capital” and the Purchase Price shall be further adjusted as described in Section 1.2.1(c)(iv).

(iv) At the time the Closing Financial Statement becomes final and binding on the Parties, the Purchase Price will be adjusted as follows:

(A) If the Final Working Capital exceeds the Target Working Capital, the Purchase Price shall be increased by an amount equal to the amount of such excess, and Seller shall be paid an amount equal to the amount of such excess minus (ii) any Estimated Working Capital Excess Payment, plus (iii) the amount of any Estimated Working Capital Shortfall Reduction.

(B) If the Target Working Capital exceeds the Final Working Capital, the Purchase Price shall be decreased by an amount equal to the amount of such excess and Seller shall repay to Purchaser an amount equal to the sum of (i) the amount of such excess, plus (ii) any Estimated Working Capital Excess Payment, minus (iii) the amount of any Estimated Working Capital Shortfall Reduction.

(C) If the Final Working Capital is equal to the Target Working Capital, any payment made pursuant to Section 1.2.1(b)(iii) shall be refunded to the other Party.

(D) All such amounts shall be paid in cash within five (5) days of the date that the Closing Financial Statement becomes final and binding on the Parties.

1.2.2 Prorations. To the extent included in Working Capital on the Closing Financial Statement, the obligations and liabilities listed below relating to the Premises and/or Assets will be prorated as of the Closing Date, with Sellers liable to Purchaser therefor to the extent such items relate to any time period up to and including the day prior to the Closing Date and Purchaser liable to Seller therefor to the extent such items relate to any time period commencing on or after the Closing Date: ad valorem, occupancy and water taxes, if any, on or with respect to the Business, the Premises and/or Assets; rents, taxes and similar items payable by Seller under any Assigned Contract; the amount of any license or registration fees paid to a Governmental Authority with respect to any Permits which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions. Sellers agree to furnish Purchaser with such documents and other records as Purchaser reasonably requests in order for Purchaser to calculate all adjustments and prorations pursuant to this Section 1.2.2 The amount of such prorations owed by Purchaser or Sellers pursuant to this Section 1.2.2 shall be paid to Purchaser by Sellers or to Sellers by Purchaser, as the case may be, on the Closing Date and shall be treated as an adjustment to the Purchase Price paid by Purchaser to Sellers on the Closing Date. If current payments with respect to items to be prorated pursuant to this Section 1.2.2 are not ascertainable on the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be prorated between Sellers and Purchaser within sixty (60) days after the Closing Date and a cash settlement shall be made promptly thereafter on an item by item basis.

1.2.3 Tax Election: Allocation of Purchase Price. In connection with the sale of the Newco Interests, Sellers shall, at the request of Purchaser, timely execute and deliver to Purchaser an election under Section 338(h)(10) of the Code and under any comparable provisions of state and local law with respect to the purchase of the Newco Interests (the “Section 338(h)(10) Election”). The Purchase Price and the liabilities assumed by Newco in accordance with Section 1.1.2 hereof shall be allocated among the Assets acquired hereunder in accordance with the requirements of Section 338 of the Code and the regulations thereunder, and in accordance with Schedule 1.2.3 hereto. Purchaser shall prepare a draft of any Section 338(h)(10) Election for Landry’s review at least ten (10) days prior to Closing, and shall make changes to such draft prior to Closing as are reasonably requested by Landry’s.

ARTICLE II

CLOSING ITEMS TO BE DELIVERED AND THIRD PARTY CONSENTS

2.1 Closing. The closing (the “Closing”) of the sale and purchase of the Assets shall take place on the date two (2) business days immediately following the later of the expiration or termination of applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 as amended (“HSR Act”) or the satisfaction or waiver of all the other conditions set forth in Article VI, at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010, or on such other date and at such other place as the Parties may mutually agree. The date of the Closing is sometimes herein referred to as the “Closing Date.”

2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

(a) Sellers, Landry’s or Newco, as the case may be, shall deliver to Purchaser or confirm to Purchaser that the following have been delivered to Newco in accordance with the Restructuring, the following:

(i) certificates representing the Newco Interests, duly endorsed or accompanied by a stock power or similar instrument;

(ii) a duly executed bill of sale and assignment in form and substance reasonably acceptable to the Parties to this Agreement;

(iii) a duly executed Assignment of Trademarks and Copyrights in form and substance reasonably acceptable to the Parties to this Agreement (the “Trademark Assignment”);

(iv) a duly executed counterpart original of an assignment in respect of each of the Leases assigned to Newco as part of the Restructuring including an assignment of rights under any subordination, non-disturbance, attornment agreement, and an assignment of any and all right, title, interest (if any) of the applicable Seller in and to any Appurtenant Rights with respect to such Lease, in form and substance reasonably acceptable to the Parties to this Agreement (the “Lease Assignments”);

(v) a duly executed counterpart original of an undertaking whereby Newco assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Liabilities in form and substance reasonably acceptable to the Parties to this Agreement (the “Assumption Agreement”);

(vi) a duly executed counterpart original Trademark License in form and substance reasonably acceptable to the Parties to this Agreement (the “Trademark License”);

(vii) a duly executed counterpart original of a Transition Services Agreement which will provide for the operations and management by Landry’s of certain parts of the Business, in form and substance reasonably acceptable to the Parties (the “Transition Services Agreement”);

(viii) a duly executed counterpart of a perpetual, royalty-free Joint Use Agreement in form and substance reasonably acceptable to the Parties to this Agreement (the “Joint Use Agreement”);

(ix) a duly executed certificate of an officer of Seller dated the Closing Date, certifying that the conditions specified in Sections 5.2.5 hereof have been fulfilled;

(x) duly executed certificates of the Secretary of each Seller and Landry’s certifying resolutions of the directors of Sellers and Landry’s approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of each Seller or Landry’s, as the case may be);

(xi) copies of all of the information, files, records, data and plans belonging to Sellers which are part of the Assets;

(xii) any and all UCC-3 termination statements or amendments or other documents needed to release or transfer any Liens on, or other security interests in, the Assets, other than the Permitted Liens;

(xiii) to the extent required, duly executed Concession-Management Agreements, which will be cost neutral to Purchaser and Newco, covering those portions of the Business where a valid liquor license has not been obtained, but only to the extent such Concession-Management Agreements are permitted;

(xiv) an affidavit required by the FIRPTA in form and substance reasonably acceptable to the Parties to this Agreement (the “FIRPTA Affidavit”);

(xv) estoppel certificates with landlord consents in form and substance reasonably acceptable to the Parties to this Agreement from the landlords under the Leases set forth on Schedule 4.7 that require landlord’s consent (the “Required Consents”) to the extent such Required Consents have been received by the Closing Date;

(xvi) a duly executed Non-Solicitation/Non-Hire Agreement in form and substance reasonably acceptable to the Parties to this Agreement;

(xvii) if not previously provided to Newco, prior to the Closing, a duly executed original of a special warranty deed, in recordable form, conveying fee simple title to each tract constituting part of the Fee Property, in form and substance reasonably acceptable to the Parties (the “Deeds”);

(xviii) a sublease for the Destin location; and

(xix) such other certificates, agreements and documents as Purchaser may reasonably request.

Simultaneously with such delivery, Sellers shall take all such steps as may be required to put Purchaser or Newco in actual possession and operating control of the Assets. Sellers will effectuate delivery of the Assets by allowing Purchaser or Newco access thereto at the Premises.

(b) Purchaser shall deliver to Sellers the following:

(i) the Purchase Price in accordance with Section 1.2.1. hereof;

(ii) a duly executed certificate of an officer of Purchaser dated the Closing Date, certifying that the conditions specified in Sections 5.1 of this Agreement have been fulfilled;

(iii) a duly executed certificate of the Secretary of Purchaser certifying (A) resolutions of the directors of Purchaser approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of Purchaser, as the case may be), and (B) the certificate of formation or bylaws of Purchaser;

(iv) to the extent required, duly executed Concession-Management Agreements covering those portions of the Business where a valid liquor license has not been obtained, but only to the extent such Concession-Management Agreements are permitted;

(v) a duly executed Non-Solicitation/Non-Hire Agreement;

(vi) a duly executed counterpart of the Joint Use Agreement;

(vii) a duly executed counterpart of the Transition Services Agreement;

(viii) a duly executed Assumption Agreement; and

(ix) an Agreement to pay to Seller $500,000 to be paid $100,000 on each of the 1st through the 5th anniversary of the Closing Date hereof in consideration of Seller’s sale of the Assets set forth in Section l.l.l(a)(ix);

(x) An Agreement to pay to Seller $1,000,000 to be paid $500,000 on each of the 6th month and 12th month anniversary of the Closing Date in consideration of Seller retaining the Liabilities set forth in Section 1.1.2(b)(vii); and

(xi) such other certificates, agreements and documents as Sellers may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Sellers and Landry’s. Except as set forth in the disclosure schedule to be delivered by Landry’s and Sellers to Purchaser on the date hereof, which sets forth certain disclosures concerning Landry’s and Sellers (the “Sellers’ Disclosure Schedule”), Sellers and Landry’s hereby jointly and severally represent and warrant to Purchaser as follows: A matter disclosed in any section of Sellers’ Disclosure Schedule shall be deemed disclosed for purposes of all sections of the Sellers’ Disclosure Schedules and for each of these representations and warranties to the extent such disclosure is readily apparent to Purchaser to be relevant to, or provide the information called for by, another section of this Agreement.

3.1.1 Organization and Qualification; Subsidiaries.

(a) Landry’s and Sellers are corporations duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, and does not have, individually or in the aggregate, a Material Adverse Effect. Sellers have the requisite corporate power and authority necessary to own, lease and operate the Premises and to carry on the Business as it is now being conducted, and each of Landry’s and Sellers is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing, Newco will consist of a corporation or corporations duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, and does not have, individually or in the aggregate, a Material Adverse Effect. Newco will have the requisite corporate power and authority necessary to own, lease and operate the Premises and to carry on the Business as it is now being conducted, and will be duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect.

3.1.2 Capitalization; Subsidiaries.

(a) Schedule 3.1.2(a) hereto sets forth, as of the date hereof, the number of shares of capital stock of Newco that are authorized, issued and outstanding and the record holders of all outstanding shares. There are no outstanding or authorized appreciation, phantom stock, profit participation, options, warrants, rights, calls, agreements or other commitments or similar rights issued by Newco with respect to equity securities of Newco or to which Newco is a party to purchase or acquire any unissued stock or other securities from Newco, and no other capital stock of Newco is reserved for any purpose. There are no contracts to which Newco is a party that relate to the Newco Interests.

(b) All of the outstanding shares of capital stock of Newco have been validly issued and are fully paid and non-assessable and are owned by Seller free and clear of all Liens.

(c) Except as set forth on Schedule 3.1.2(c), Newco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.1.3 Certificate of Incorporation and By-Laws. Landry’s has heretofore made available to Purchaser a true, complete and correct copy of its Certificate of Incorporation, and its Restated By-Laws, each as amended to date, and has furnished or made available to Purchaser the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each Seller and Newco (the “Seller Documents”). Such Certificate of Incorporation, Restated By-Laws and Seller Documents are in full force and effect.

3.1.4 Authority Relative to This Agreement. Each of Landry’s and each Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Landry’s and Sellers and the consummation by Landry’s and Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Landry’s and Sellers, and no other corporate proceedings on the part of Landry’s or Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Landry’s and Sellers and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Landry’s and Sellers enforceable against each of them in accordance with its terms subject to the effects of bankruptcy, insolvency, reorganization or similar laws of general application in effect relating to or affecting the rights of creditors, generally and to general rules of equity.

3.1.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.1.5(a), the execution and delivery of this Agreement by Landry’s and Sellers does not, and the performance of this Agreement by Landry’s and Sellers will not, (i) conflict with or violate the Certificate of

Incorporation as amended and the Restated By-Laws of Landry’s or any Seller Document or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Landry’s, Sellers or Newco or by which its or any of their respective properties is bound or affected.

(b) Except as set forth on Schedule 3.1.5(b), the execution and delivery of this Agreement by Landry’s and Sellers does not, and the performance of this Agreement by Landry’s and Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the “Governmental Authorities”), or any other Person except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and state securities laws (“Blue Sky Laws”), (ii) filings with or approvals of franchise regulatory authorities, licensing boards or agencies under applicable alcohol and beverage laws and regulations, (iii) regulatory filings related to the operation of the Business, (iv) filings under the HSR Act, (v) filings in connection with any applicable transfer or other taxes in applicable jurisdictions (vi) consents to assignment or change of control or other consents and waivers required pursuant to the Leases or Assigned Contracts or (vii) approvals to continue or transfer any existing liquor license or license to conduct restaurant operations.

3.1.6 Financial Statements.

(a) Schedule 3.1.6(a) of the Sellers’ Disclosure Schedule contains the unaudited consolidated balance sheet of the Business as of August 31, 2006 (the “Latest Balance Sheet”) and the related unaudited statements of operations for the twelve (12) month period and eight (8) month period ended on December 31, 2005 and on August 31,2006, respectively. The financial statements referred to ended December 31, 2005 in the foregoing sentence are collectively referred to as the “Financial Statements.” The Financial Statements have been prepared from the books and records of Sellers on an accrual basis consistent with Sellers’ internal accounting practices. Such Financial Statements were not prepared in accordance with GAAP, but Schedule 3.1.6(a) lists in reasonable detail each deviation from GAAP. Exhibit A-2 contains the EBITDA for the restaurants listed thereon and such EBITDA has been prepared from the books and records of Sellers consistent with past practice.

(b) The Sellers have and Newco shall have immediately prior to Closing no liabilities or obligations of any nature (including any off-balance sheet liabilities or obligations) relating to the Business except (i) as disclosed, reflected or reserved against in the Financial Statements or as set forth on Schedule 3.1.6(b). (ii) liabilities and obligations of the Sellers incurred in connection with this Agreement, as set forth on Schedule 3.1.6(b) and (iii) liabilities and obligations incurred in the ordinary course of business since the date of the Latest Balance Sheet, none of which result from, arise out of, relate to, is in the nature of, or was caused by any breach of contract or breach of warranty.

(c) Except as set forth on Schedule 3.1.6(c), Landry’s has maintained a system of internal accounting and other controls necessary to permit preparation of financial statements in accordance with GAAP. Landry’s auditors have not notified it of any material weaknesses in internal accounting or other controls.

3.1.7 Brokers. No broker, finder or investment banker (other than North Point Advisors, the fees of whom shall be paid by Landry’s and/or Sellers) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Landry’s or Sellers.

3.1.8 Title to and Condition of Properties. Newco has (or will have, as of the Closing, either directly or through one or more wholly-owned subsidiaries) good and marketable title to all of the Assets not consisting of Real Property, and good and indefeasible fee simple title or leasehold title to all of the Assets consisting of Real Property, free and clear of all Liens and encumbrances except for (i) those Liens set forth on Schedule 3.1.8 of Sellers’ Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) assessments, governmental charges or levies which are not yet due and payable as of the Closing Date, (iv) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the value or the continued use and operation of Sellers’ assets in the conduct of the Business as presently conducted, (v) any conditions that are or would be shown by a current, accurate survey or physical inspection of any owned or leased property made prior to Closing which do not individually or in the aggregate, materially impair the value or the continued use and operation of the owned property in the conduct of the Business of the Sellers as presently conducted, (vi) zoning, building codes and other similar land use laws imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business there on, and (vii) easements, covenants, rights-of-way and other similar restrictions which do not individually or in the aggregate, materially impair the value or the continued use and operation of the owned property in the conduct of the Business of the Sellers as presently conducted (any of the items described in clauses (i) through (vii) hereof being referred to herein as “Permitted Liens”). All material assets are in reasonably good condition, ordinary wear and tear excepted.

3.1.9 Ownership of Tangible Assets. No Person other than Newco owns any equipment or other material tangible assets or properties situated on any of the Real Property, except for items disclosed on Schedule 3.1.9 of the Sellers’ Disclosure Schedule and items leased pursuant to the Assigned Contracts.

3.1.10 Contracts.

(a) Schedule 3.1.10(a) sets forth each Contract to which Landry’s, any Seller or Newco is a party to or is bound by that is used or held for use in, or that arises out of, the operation of the Assets or conduct of the Business which is not terminable without payment or penalty upon no more than ninety (90) days notice or that is of a type or category listed below (each of the Contracts being a “Material Contract”):

(i) Contract with any employee, consultant or other service or equipment provider that provides for annual payments in excess of $100,000, unless terminable at will by the employer without payment or penalty;

(ii) Contract involving a profit sharing, deferred compensation, severance, retention, termination or loan, stock or stock option or similar plan or agreement for the benefit of any current or former employee, officer, director, or contractor of the Business;

(iii) Contract giving rise to any Funded Indebtedness;

(iv) Contracts with any labor organization, union or association;

(v) Contracts subjecting Sellers or Newco to a covenant not to compete or restricting Newco’s ability to conduct any business anywhere in the world;

(vi) leases or similar Contracts with any third party under which Sellers or Newco are a lessor or sublessor of, or makes available for use to any Person, any portion of any real property;

(vii) Contracts (including sales orders) involving the obligation of Sellers or Newco to deliver products or services for payment of more than $100,000;

(viii) franchise, management, royalty license or joint venture agreements (other than licenses for commercially available, off-the-shelf software purchased or licensed for less than a total annual cost of $10,000);

(ix) an agreement, arrangement or understanding (written or oral) with any other Person to which Sellers or Newco (i) provide capital, surplus, balance sheet or any other form of economic or financial support to such other Person; or (ii) guaranty the obligations of, or performance of any acts, by such other Person; or

(x) any agreement, Contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the Business or the Assets;

(xi) any Contract or commitment for capital expenditures over $25,000 calculated on a project basis or the acquisition or construction of fixed assets relating to the Business or the Premises;

(xii) any written agreement, instrument or other arrangement, or any unwritten agreement, contract, commitment or other arrangement, between or among a Seller and any of the Affiliates of Landry’s or a Seller;

(xiii) any Contract which grants to any person a preferential or other right to purchase or license any of the assets of a Seller;

(xiv) a Contract, involving payment by a Seller of more than $100,000 other than purchase orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement; or

(xv) Contract under which any Seller or Newco has advanced or loaned any other Person amounts in the aggregate exceeding $50,000, other than account receivables incurred in the ordinary course of business, consistent with past practice;

(xvi) a Contract other than as set forth above to which Sellers or Newco is a party or by which the Business or any of the Assets are bound that individually involve consideration of more than $100,000 in any calendar year.

(b) Except as set forth in Schedule 3.1.10(b) of the Sellers’ Disclosure Schedule, all Material Contracts and all Leases are in full force and effect, except to the extent the enforceability thereof may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity. Except as set forth on Schedule 3.1.10(b) of the Sellers’ Disclosure Schedule, neither Landry’s nor any Seller nor Newco is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect under any Material Contract or Lease, nor will the execution or performance of this Agreement by any of them impair Purchaser’s rights under any Material Contract or Lease or alter the rights or obligations of any third party thereunder, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Purchaser or any of its Subsidiaries and, to the Knowledge of Landry’s or Sellers, no other party to any Material Contract or Lease is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Neither Landry’s nor any Seller has, except as disclosed in the applicable Schedule, received any written notice of the intention of any party to terminate any Material Contract or Lease. Copies of all Material Contracts (or a written summary, if oral) together with all modifications and amendments thereto, have been made available to Purchaser. Neither Sellers nor Landry’s, as applicable, is in breach or default in any material respects thereunder of any shared Assigned Contract.

3.1.11 Real Property.

(a) Leased Real Property. Except as set forth on Schedule 3.1.11(a) of the Sellers’ Disclosure Schedule, the only real property leased by Sellers in connection with the Business is the Leased Property. Landry’s or Sellers have made available to Purchaser a true and correct copy of each Lease and all amendments, extensions, guaranties and other agreements related thereto. There are no oral Contracts pursuant to which any Seller holds a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the Business. Each Lease is legal, valid, binding, enforceable and in full force and effect and has not been assigned, modified, supplemented or amended except as has been previously provided to Purchaser. Except as set forth in Schedule 3.1.11(a), with respect to each of the Leases:

(i) Seller’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to Seller’s Knowledge, there are no disputes with respect to such Lease; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to such Lease; (iv) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof; (v) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vi) there are no liens or encumbrances on the estate or interest created by such Lease.

(b) Owned Real Property. Schedule 3.1.11(b) of the Sellers’ Disclosure Schedule lists all Fee Property of the Sellers constituting a portion of the Business or the Assets. With respect to each Fee Property: (A) except as set forth in Schedule 3.1.11(b) each Seller has not leased or otherwise granted to any Person the right to use or occupy any such Fee Property or any portion thereof; and (B) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Fee Property or any portion thereof or interest therein.

(c) Leasehold Options. Except as set forth on Schedules3.l.ll(c), Sellers or Landry’s are not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business. Except as set forth on Schedule 3.1.11(c), there are no outstanding options, rights of first offer or rights of first refusal to purchase any Leasehold Improvements or any portion thereof or interest therein.

(d) Improvements. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in reasonably good condition and repair given their age and history of use (subject to ordinary wear and tear) and sufficient for the operation of the Business except for such matters as would not have a material adverse effect with respect to such Improvements. To the Knowledge of Sellers and Landry’s, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(e) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Landry’s or any of the Sellers, threatened, affecting any Real Property or any portion thereof or interest therein.

3.1.12 Intellectual Property.

(a) Schedule 3.1.12(a) of the Sellers’ Disclosure Schedule sets forth a list of (i) registrations and applications for registration of Marks, (ii) material unregistered Marks, (iii) registrations and applications for registration of copyrights, and (iv) software, other than commercially available, (off-the-shelf) software purchased or licensed for less than a total annual cost of $10,000.

(b) Except as set forth on Schedule 3.1.12(b), Sellers own all right, title and interest in or to, free and clear of all Liens (other than Permitted Liens), or are licensed or otherwise possess valid and legally enforceable rights to use, any and all (i) Marks embodying business goodwill or indications of origin, as they relate to the Assets of the Business, all applications, registrations and renewals in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) inventions ( whether or not patentable), technology, computer programs and software (including interpretive code or source code, object code, development documentation, programming tools, drawings, specifications, data and databases) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations- in- part, renewals or extensions, (iii) trade secrets, including confidential and other non-public information, (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all rights related thereto; (v) Internet Web sites, domain names and applications and registrations pertaining thereto; and (vi) all tangible embodiments of any of the foregoing, in whatever form or medium, that, in the case of each of clauses (i) through (vi), are necessary for or used in the operation of the Business or the Assets (as described in clauses (i) through (v) above, collectively, “Intellectual Property”). Except with respect to the Intellectual Property that is subject to the Transition Services Agreement and the Joint Use Agreement, all of the Intellectual Property will be owned or available for use by Newco immediately after the Closing.

(c) Except as set forth on Schedule 3.1.12(c) of the Sellers’ Disclosure Schedule, to Landry’s or Sellers’ Knowledge, (i) there are no conflicts with, misappropriations of or infringements of any Intellectual Property by any third party, (ii) the conduct of the Business as currently conducted does not conflict with or infringe upon any proprietary intellectual property right of a third party, and (iii) there are no pending or, to Landry’s or Sellers’ Knowledge, threatened, claims challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property, and neither Landry’s nor any Seller has received notice of any of the foregoing.

(d) Landry’s and Sellers have taken commercially reasonable steps to maintain and protect the Intellectual Property (including the confidentiality of trade secrets and compliance by Landry’s and its licensees of the Marks, and all products and services offered in connection therewith with the written standards of quality, service, production, merchandising and advertising established by Landry’s).

(e) Schedule 3.1.12(e) of the Sellers’ Disclosure Schedule sets forth a complete list of all written and, to Landry’s and Sellers’ Knowledge, oral licenses, sublicenses and other agreements in which Landry’s or any Seller has granted rights to any Person to use the Intellectual Property. Landry’s or Sellers will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(f) Landry’s, each Seller and Newco, as applicable, has a current fully paid license, owns or has a legal right to use each copy of any software program installed by Seller on any computer or otherwise used in the Business or included in the Assets.

3.1.13 Permits. Except as set forth on Schedule 3.1.13 of the Sellers’ Disclosure Schedule, (a) each Seller holds and is in compliance in all material respects with all material Permits required under Applicable Law for the conduct of the Business and the ownership and operation of the Assets, (b) neither Landry’s nor any Seller is in material violation of any Permits, and (c) during the past three years, no Seller has received notice of any proceedings relating to the revocation or modification of any material Permits. This Schedule does not relate to Permits required by any Environmental Law, which are the subject of Section 3.1.16.

3.1.14 Tax Matters. Except as set forth on Schedule 3.1.14 of the Sellers’ Disclosure Schedule, Landry’s and Sellers have filed (after taking into account any extensions to file) all United States federal income Tax Returns required to be filed by them prior to the Closing Date and have filed (after taking into account any extensions to file) all other federal, state, county, local and foreign Tax Returns required to be filed by them prior to the Closing Date. All such Tax Returns have accurately reflected the liability for Taxes of Sellers for the periods covered thereby, except to the extent that any inaccuracies would not be material. Sellers have paid and discharged or caused to be paid and discharged all Taxes which have become due and payable by them (except Taxes being contested in good faith and reserved against) and have made adequate provision in reserves established in their financial statement sand accounts for all Taxes which have accrued or may accrue but are not yet due and payable. All Taxes that Sellers are or were required to withhold or collect from employees, independent contractors, creditors, stockholders or other parties have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. There are no liens for Taxes upon any of the Assets other than Permitted Liens. There is no pending (as to which Landry’s or any Seller has been served or received other written notification) or to Landry’s Knowledge threatened action, claim for deficiency, notice of deficiency or any other claim or investigation against any of Landry’s or the Sellers with respect to the assessment or collection of Taxes relates to the Assets. Insofar as it relates to the Business, none of Landry’s or any Sellers, nor Newco, has made any payments, nor is a party to any contract that could reasonably be expected to obligate it to make any payments, that will not be deductible under Code Section 280G.

3.1.15 Compliance with Applicable Laws. Each Seller is in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 3.1.15 of the Sellers’ Disclosure Schedule, neither Landry’s nor any Seller has received any written communication during the past two (2) years from a Governmental Authority that alleges that, insofar as it relates to the Business, the Assets or the Premises, Landry’s and Seller is not in material compliance in any respect with any Applicable Laws (including notices from local inspectors regarding material health or safety code violations) and to the Knowledge of Landry’s and Sellers, there is no basis for the issuance of any such notice or the taking of any action for such violation. This Section 3.1.15. does not relate to matters with respect to Permits, which are the subject of Section 3.1.13, Taxes, which are the subject of Section 3.1.14, or to environmental matters, which are the subject of Section 3.1.16.

3.1.16 Compliance with Environmental Law. Except as set forth on Schedule 3.1.16 of the Sellers’ Disclosure Schedule (a) during the last three (3) years neither Landry’s nor any Seller has received any written notice from a Governmental Authority or third party that alleges that any Seller, any of the Leased Property, Real Property or Premises, or any property or facility previously owned or operated in connection with the Business are: not in compliance with any Environmental Law; are liable or potentially liable for investigation or remediation of, or natural resource damages associated with, a release or threatened release of a Hazardous Substance; or are liable or potentially liable for damages to people or property resulting from the presence or release of, or exposure to, Hazardous Substances (and neither Landry’s nor any Seller has Knowledge of any of the foregoing), (b) Sellers hold, have timely filed for any necessary renewals of, are in compliance with, and have at all times been in compliance with, in each case in all material respects, all Permits required under Environmental Laws to conduct the Business and for the ownership of the Assets, and are and for the last five(5) years have been in compliance, in all material respects, with all Environmental Laws, (c) no Seller is subject to or bound by any court decree or order or judgment relating to liabilities under or compliance with any Environmental Law, (d) no Seller has generated, treated, stored, released or disposed of, arranged for the disposal of, or otherwise placed, deposited in or located on, under or from, the Leased Property, the Real Property or the Premises, or exposed any person to, any Hazardous Substances, and neither any of the foregoing properties nor any property or facility previously owned or operated in connection with the Business is contaminated by any Hazardous Substances, except in material compliance with all Environmental Laws, in a manner that would not create liabilities under Environmental Laws, (e) neither the Business nor, with respect to the Business, any Seller has either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws, and (f) there are no above ground or underground tanks, asbestos-containing materials in any form or condition, materials or equipment containing polychlorinated biophenyls, or landfills, surface impoundments or disposal areas on the Leased Property, the Real Property or the Premises. The Sellers have provided to Purchaser true and correct copies of all environmental audit and assessment reports within their possession or reasonable control and all other documents materially bearing on environmental liabilities, in each case relating to the Leased Property, the Real Property, the Premises or the Business, wherever conducted.

3.1.17 Sufficiency of Assets. The Assets together with the Intellectual Property and other assets that are subject to the Transition Services Agreement constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by each Seller.

3.1.18 Inventory. All items included in Inventory consist of a quality and quantity usable and saleable in the ordinary course of business of Sellers and are not excessive in kind or amount in light of such business.

3.1.19 ERISA Matters.

(a) Schedule 3.1.19(a) of the Sellers’ Disclosure Schedule sets forth a complete and correct list of each Corporation Benefit Plan. With respect to each Corporation Benefit Plan, Sellers have provided, to the extent requested, Purchaser true, accurate and complete copies of (i) the documents comprising each Corporation Benefit Plan (or, with respect to any Corporation Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Sellers or Landry’s), (ii) any related trust or other funding vehicle, (iii) any reports or summaries required under ERISA or the Code, (iv) the IRS determination letter with respect to any Corporation Benefit Plan intended to be qualified under Section 401 of the Code, (v) all summary plan descriptions and summaries of material modifications, (vi) the most recent annual report (including any schedules thereto) and (vii) the most recent audited financial statements.

(b) Sellers, Landry’s and Newco (i) do not participate in, (ii) have never participated in, and (iii) have never had a contribution obligation to and do not have any other current or potential Liability or obligation under or with respect to (A) a “Multiemployer Plan” as defined in Section 3(37)(A) or Section 4001 (a)(3) of ERISA, (B) any “Multiple Employer Plan” as defined in Sections 4063 or 4064 of ERISA or Section 413 of the Code, (C) any “Defined Benefit Plan” within the meaning of Section 3(35) of ERISA, whether or not terminated, or (D) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Sellers, Landry’s or Newco or any ERISA Affiliate has any current or potential Liability or obligation under Title IV of ERISA or Section 412 of the Code, including on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) from any Multiemployer Plan or a failure to make any required contribution to any Multiemployer Plan.

(c) Except as set forth on Schedule 3.1.19(c) of the Sellers’ Disclosure Schedule, insofar as it relates to the Business, there are no Corporation Benefit Plans with “change in control” or similar provisions, and the Closing, this Agreement and the transactions contemplated thereby and hereby will not result in any payments (whether of separation or severance pay, unemployment pay or otherwise) (i) becoming due from Sellers, Landry’s or Newco to any current or former employee, officer, director or consultant or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, officer, director or consultant, (ii) that would constitute “parachute payments” as defined in Section 280G of the Code or that would require the payment of an excise tax under Section 4999 of the Code, or (iii) that would accelerate the time of payment or vesting or increase the amount of any compensation due to, any current or former employee, officer, director or consultant.

(d) Except as set forth on Schedule 3.1.19(d) of the Seller’s Disclosure Schedule, (i) each Corporation Benefit Plan has been maintained, funded operated and administered pursuant to its terms and in material compliance with ERISA, the Code, all Applicable Laws, and any applicable collective bargaining agreements; (ii) all premium payments and contributions due and payable on or before the Closing Date in respect of any Corporation Benefit Plan have been made in full, and adequate accruals have been provided for in the Financial Statements for all other premium payments, contributions or amounts in respect of the Corporation Benefit Plans for periods ending on or before the Closing Date; (iii) no audit, action, claim, litigation, investigation, or proceeding (other than routine benefit claims) is pending or threatened against or relating to any Corporation Benefit Plan, or any fiduciary thereof; (iv) except as required under COBRA, Sellers, Landry’s and Newco do not provide health or welfare or welfare-type benefits for any retired or former employee, officer, director or contractor (or any dependent or beneficiary thereof) and are not obligated to provide health or welfare or other welfare-type benefits to any active employee, officer, director or contractor (or any dependent or beneficiary thereof) following such individual’s retirement or other termination of service; and (v), (A) each Corporation Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401 (a) of the Code, and each related trust, annuity contract or other funding instrument is exempt from federal income tax under Section 501 (a) of the Code, and (B) no event has occurred or circumstance exists that could reasonably give rise to disqualification or loss of tax-exempt status of any such plan or trust. Sellers, Landry’s, Newco, and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA. None of Sellers, Landry’s, Newco or any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Corporation Benefit Plan which could subject any of the Corporation Benefit Plans, Sellers, Landry’s, Newco or any officer, director or employee of any of the foregoing to a penalty or tax under ERISA or the Code. No fiduciary of any Corporation Benefit Plan has any current or potential Liability or obligation for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Corporation Benefit Plan. Newco has no current or potential Liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other Person and does not otherwise have any current or potential Liability or obligation of any kind with respect to any benefit plan, program or arrangement, except to the extent accrued in the Working Capital as set forth in the Closing Financial Statement.

3.1.20 Employment Matters.

(a) Schedule 3.1.20(a) of the Sellers’ Disclosure Schedule as of September 25, 2006 lists (a) all management level employees (“Business Employees”) of Seller and (b) the current rates of pay or salary for each such Business Employee. Schedule 3.1.20(a) of the Sellers’ Disclosure Schedule lists each management or employment contract (including any non-competition and non-solicitation agreements) or contract for personal services and a description of any understanding or commitment between Seller and any Business Employee. True and complete copies of such contracts and descriptions of such understandings and commitments have been made available to Purchaser. Seller and/or Landry’s has taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”) through the Closing Date, to the extent it is subject to the WARN Act, and Purchaser shall have no disclosure or announcement obligations under the WARN Act as a result of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.1.20(a) of the

Sellers’ Disclosure Schedule, Seller does not currently have any Business Employees or to Sellers’ Knowledge any employees on an authorized leave of absence under the Uniformed Services Employment and Reemployment Rights Act of 1994, the Family Medical Leave Act of 1993 or similar laws or pursuant to any other form of authorized leave of absence with reemployment rights which is sponsored by Seller and/or Landry’s.

(b) Except as set forth on Schedule 3.1.20(b) of the Sellers’ Disclosure Schedule, no Seller is party to and has no obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization; there are no pending or overtly threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees engaged in the Business; there are no overt or pending activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the Business, nor of any demands for recognition or collective bargaining relating to any strikes, demands, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three year period preceding the date hereof; there are no known material charges or complaints involving any federal, state or local civil rights enforcement agency or court; letters from attorneys representing employees or former employees claiming any form of discrimination, wrongful discharge, tort or contract violation, complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation that could reasonably be expected to have a material adverse effect; unfair labor practice charges or complaints with the National Labor Relations Board that could reasonably be expected to have a material adverse effect; or other known claims, charges, actions or controversies pending, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests with respect to each Business Employee; Seller is and has for the last four years been in material compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs; and Seller is not engaged in any violation of any laws related to employment, including unfair labor practices or acts of employment discrimination that could reasonably likely to have a material adverse effect.

3.1.21 Customary Business Practice. No Seller nor any employee, officer, director or agent of a Seller acting on behalf of such Seller has, directly or indirectly, made or authorized the making of any offer, payment or promise to pay any money or give anything of value to (a) any official or employee of a governmental body in violation of the law, (b) any political party or official thereof or any candidate for political office in violation of the law or (c) except entertainment usual or customary in the industry and gifts of nominal value, any customer, supplier or competitor of a Seller or any employee, officer or director thereof in order to assist such company in obtaining or retaining business for or with, or directing business to, any person, nor engaged in any other practice (including violation of any antitrust law or law regulating minority business enterprises), which would subject the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would be used as the basis for termination or modification of any material contract, license or other instrument related to the Business to which Seller is a party.

3.1.22 Absence of Certain Changes or Events. Except as set forth on Schedule 3.1.22, there has not been, occurred or arisen any of the following as they relate to the Business or any of the Assets since August 31, 2006:

(a) any transaction by Landry’s or any of the Sellers except in the ordinary course of business consistent with past practice, other than the execution and delivery of this Agreement;

(b) any capital expenditure by Landry’s or any of the Sellers other than in the ordinary course of business, and Landry’s has not failed to make or to cause each Seller and Newco to make capital expenditures consistent with past practice;

(c) any change in, or any event, condition or state of facts of any character peculiar to the Assets or the operation of the Business that individually or in the aggregate materially and adversely affects the Business or the Assets or that affects the validity or enforceability of this Agreement;

(d) any destruction, damage or loss suffered by the Business or with respect to any Asset (whether or not covered by insurance);

(e) any increase in the salary or other compensation, including all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payment in respect of stock or equity options or phantom stock or equity options or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, payable or to become payable by Landry’s, any of Sellers or Newco to any current or former officers, directors or employees of the Business, or the declaration, payment or commitment or obligation of any kind for the payment by Landry’s, any of the Sellers or Newco of a bonus or increased or additional salary or compensation to any such person other than in the ordinary course of business, consistent with past practices;

(f) any sale, lease or other disposition of any Asset, material to the conduct of the Business, other than Inventories in the ordinary course of business consistent with past practice;

(g) any mortgage, pledge or other encumbrance of any Asset;

(h) any forgiveness of any debt owed to Landry’s or any of the Sellers;

(i) any amendment or termination (or notice of termination) of any contract, agreement, Lease or license to which the Business or any of the Assets are subject;

(j) any breach of the terms of any contract or agreement that is material to the Business;

(k) any commencement, notice of commencement or, to the Knowledge of Landry’s or any of the Sellers, threat of commencement or settlement or other resolution of any injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or any governmental proceeding against or investigation (collectively “Proceedings”) of Landry’s or any of the Sellers as it relates to the Business or the Assets;

(1) any liabilities that have not been disclosed in the Financial Statements or on Schedule 3.1.6(b) other than those incurred in the ordinary course of business none of which result from, arise out of, relate to, is in the nature of, or was caused by any breach of contract or breach of warranty;

(m) any waiver or release of any right or claim of Landry’s or any of the Sellers as it relates to the Business or the Assets;

(n) any receipt of a claim of wrongful discharge, discriminatory discharge, on the job injury, involuntary terminations, or other unlawful labor practice or action;

(o) any transactions by Landry’s as it relates to the Business or the Assets or any of the Sellers with an Affiliate or related party other than in the ordinary course of business, consistent with past practices;

(p) any change by Landry’s or any of the Sellers in accounting methods or principles applicable to the Business or the Assets, other than as may be disclosed in the Financial Statements;

(q) any change by Landry’s or any of the Sellers in its historical practices with respect to cash management, maintenance of Working Capital and equipment or payment of account and trade payables as it relates to the Business or the Assets;

(r) any borrowing of funds, agreement to borrow funds or guaranty by Landry’s, any of the Sellers or Newco affecting or relating to the Business or the Assets, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which Landry’s, any of the Sellers or Newco is bound or by which any of the Assets are bound or to which any of the Assets are subject, other than in the ordinary course of business consistent with past practices;

(s) any acquisitions of any assets, equipment or inventory outside the ordinary course of business;

(t) any entry into any commitment of any kind or the occurrence of any event known to the Landry’s or any of the Sellers which could give rise to any contingent liability not covered by the foregoing that could have a material and adverse effect on the Assets or the Business;

(u) the termination of any employee that has a written employment agreement with Landry’s or any of the Sellers; or

(v) any contract, commitment or agreement, oral or written, to do any of the foregoing.

3.1.23 Absence of Defaults. Except as set forth on Schedule 3.1.23, (i) Landry’s, Sellers and Newco have performed in all material respects all obligations required to be performed by them under any agreement or instrument to which any of them is a party or by which any of them is bound that relates to or would materially affect the Business or by or to which any of the Assets are bound or subject or that could materially adversely affect the ability of Landry’s or any of the Sellers to consummate the transactions contemplated herein and are not in breach or default thereunder and (ii) no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute material breach or default of by Landry’s, any Seller or Newco, or to the Knowledge of Landry’s, any other party thereto, or permit termination, modification, or acceleration thereunder.

3.1.24 Insurance. Schedule 3.1.24 sets forth a true and complete list of all insurance policies of any kind or nature (including self insurance) covering Landry’s and the Sellers with respect to the Business and the Assets, including policies of life, fire, theft, employee fidelity, worker’s compensation, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the expiration date of each policy and the amount of coverage for statutory workers’ compensation policy or any substitute or alternative workers’ compensation benefit arrangement. Schedule 3.1.24 also sets forth a list of any currently pending claims and a loss run for the last three (3) years. The insurance afforded under such policies is in full force and effect and will continue to cover Landry’s and the Sellers with respect to the Business and the Assets through the Closing, and all premiums due and owing on such policies have been paid or will be paid prior to the Closing. Since January 1,2004, there are not historical gaps in insurance coverage. Current coverage limits are not significantly diminished as a result of claims paid. Since January 1, 2005, neither Landry’s nor any Seller has received any written notice of cancellation or nonrenewal of any insurance policy. True and complete copies of each such policy have been made available to Purchaser.

3.1.25 Regulatory Filings. Landry’s and the Sellers have filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the Business or the Assets, to be filed by Landry’s or the Sellers with any governmental body. All such filings complied in all material respects with applicable laws when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions.

3.1.26 Suppliers. Schedule 3.1.26 lists the twenty (20) largest suppliers (measured by dollar volume of purchases or sales in each case) of the Sellers and dollar volume related to the Business and the Assets during the twelve (12) months prior to June 30, 2006 (each a “Significant Supplier”). Except as set forth in Schedule 3.1.26, in the twelve (12) months prior to the date hereof, no Significant Supplier has terminated its relationship with Landry’s or any Seller or materially decreased the level of its sales, and neither Landry’s nor any Seller has received any written (or to Landry’s’ Knowledge, verbal) notice that any Significant Supplier intends to terminate its relationship with any Seller or materially decrease the level of its sales to any Seller.

3.1.27 Affiliate Transactions. Except for compensation paid for employee services rendered in the ordinary course of business, or the transactions contemplated by this Agreement as set forth in the Transition Services Agreement, the Trademark License Agreement or the Joint Use Agreement or as set forth on Schedule 3.1.27, Newco is not owed any amount from, owes no amount to, does not guarantee any amount owed by, has no Contracts with and has no commitments to: (a) Landry’s or any Seller, (b) any employee, officer or director of Landry’s or any Seller or any member of a family group of any of the foregoing or (c) any Affiliate. Except as set forth on Schedule 3.1.27, no officer or director of Landry’s, Sellers or Newco has any direct or indirect interest in any Person having business dealings with or who is party to any Contract with Newco.

3.1.28 Litigation. Except as set forth on Schedule 3.1.28 of Sellers’ Disclosure Schedule, there are not any (a) outstanding judgments against Landry’s, any Seller or Newco, (b) Proceedings pending or, to the Knowledge of Sellers, threatened against Landry’s, any Seller or Newco or (c) investigations by any Governmental Authority that are, pending or to the Knowledge of Sellers, threatened against Landry’s, any Seller or Newco that, in any case, individually or in the aggregate, would materially impair the ability of Landry’s, any Seller or Newco to perform its obligations under this Agreement.

3.2 Representations and Warranties of Purchaser. Except as set forth in the Disclosure Schedules to be delivered by Purchaser to Sellers and Landry’s on the date hereof, which sets forth certain disclosures concerning Purchaser and its business (the “Purchaser’s Disclosure Schedule”), Purchaser represents and warrants to Seller and Landry’s as follows: A matter disclosed in any section of Purchaser’s Disclosure Schedule shall be deemed disclosed for purposes of all sections of the Purchaser’s Disclosure Schedules and for each of these representations and warranties to the extent such disclosure is readily apparent to Landry’s and Sellers to be relevant to, or provide the information called for by, another section of this Agreement.

3.2.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Purchaser has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

3.2.2 Authority Relative to This Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize this Agreement, the

Financing Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Landry’s and Sellers, constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization or similar laws of general application in effect relating to or affecting the rights of creditors, generally and to general rules of equity.

3.2.3 No Conflict, Required Filings and Consents.

(a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Limited Liability Company Agreement of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its Subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Purchaser or its Subsidiaries of any right or benefit under, or impair Purchaser’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Purchaser or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its Subsidiaries or its or any of their respective properties are bound or affected.

(b) The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and filings under the HSR Act, to the extent applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (a) prevent or materially delay consummation of the transactions contemplated hereby, (b) otherwise prevent or materially delay Purchaser from performing its respective obligations under this Agreement or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

3.2.5 Financing. Schedule 3.2.5 describes in detail all of Purchaser’s sources of equity, debt and other financing for the transactions contemplated by this Agreement, and attached to Schedule 3.2.5 are copies of all debt commitment letters and other documents of commitment and related documents for such debt financing (but not any fee letter relating thereto) (the “Debt Commitment Letters”) and copies of all equity commitment letters for such equity financing (with language making Sellers third party beneficiaries of such commitment letters) (the “Equity Commitment Letter” and collectively with the Debt Commitment Letter, the “Commitment Letters”), including binding commitment letters from any bank or other financial institution providing any such financing.

3.2.6 Solvency. Purchaser is not insolvent nor will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other liabilities of such party exceed the fair market value of such party’s assets after the consummation of the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Purchaser (i) will be able to pay their respective liabilities as they become due; and (ii) will have their respective assets (calculated at fair market value) that exceed their respective liabilities.

3.2.7 Litigation. Except as set forth on Schedule 3.2.7 of Purchaser’s Disclosure Schedule, there are not any (a) outstanding judgments against Purchaser, (b) proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or (c) investigations by any Governmental Authority that are, pending or to the Knowledge of Purchaser, threatened against Purchaser that, in any case, individually or in the aggregate, would materially impair the ability of Purchaser to perform its obligations under this Agreement.

3.2.8 No Implied Representations and Warranties. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS PROVIDED IN THIS ARTICLE III, AND ABSENT FRAUD OR INTENTIONAL MISREPRESENTATION, LANDRY’S AND SELLERS HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND OR NATURE REGARDING THE ASSETS, THE PREMISES OR THE BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, PURCHASER EXPRESSLY TAKES THE ASSETS ON AN “AS-IS”, “WHERE-IS” AND “WITH-ALL-FAULTS” BASIS, WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE).

ARTICLE IV

AGREEMENTS

4.1 Conduct of Business.

(a) Unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise contemplated by this Agreement or any document executed in connection with the transactions contemplated by this Agreement, during the period commencing on the date of this Agreement and terminating on the Closing Date, Landry’s shall, and shall cause the Sellers and Newco to, (i) conduct the Business in the ordinary course consistent with past practices, and (ii) use commercially reasonable efforts consistent with past practices and policies to (a) preserve the relationships of the Business with customers, suppliers, employees and others with whom the Sellers and each of the Subsidiaries deal, and (b)

maintain the Assets, the Premises and the Business in their current condition, normal wear and tear excepted , and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof or remove from the Premises any of the other Assets currently located on the Premises.

(b) Without limiting the generality of the foregoing paragraph (a), neither Landry’s nor any Seller will insofar as it relates to the Business or the Assets:

(i) make any capital expenditures or incur any expenses, including maintenance, repairs, replacements except in the ordinary course of business or make any commitment to make capital expenditures in excess of $ 1,000,000 in the aggregate, provided, however, if Purchaser withholds its consent to such capital expenditures, failure to make or to commit to make such capital expenditure shall not be considered a breach of any representation or warranty;

(ii) voluntarily incur any material liability or obligation, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any of the Assets or properties (real, personal or mixed) material to the Business in any case other than in the ordinary course of business consistent with past practice and in no event in excess of $100,000 individually and $500,000 in the aggregate; provided, however, that (1) Sellers and Landry’s shall not sell, assign or otherwise transfer any of the Real Property, and (2) Sellers or Landry’s may sell, assign or otherwise transfer any of the Excluded Assets and Excluded Liabilities;

(iii) increase in any manner the salary or other compensation, including all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payment in respect of stock or equity options or phantom stock or equity options or similar arrangements, stock appreciation rights or similar rights, incentive payments, severance payments, pension or employment benefit contributions or similar payments, payable or to become payable by Landry’s or any of Sellers to any (x) employees set forth on Schedule 4.l (b) (iii) or (y) any other employee, or the declaration, payment or commitment or obligation of any kind for the payment by Landry’s or any of the Sellers of a bonus or increased or additional salary or compensation to any such person other than, with respect to the persons set forth in clause (y) in the ordinary course of business, consistent with past practices;

(iv) commit or omit to do any act which act or omission would cause a material breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become materially untrue, as if each such representation and warranty were continuously made from and after the date hereof;

(v) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(vi) materially increase or decrease the restaurant, inventory or house bank accounts in any restaurant;

(vii) enter into, terminate, extend, renew or amend any Contract, Lease, sublease, license or other agreement to which the Business or any of the Assets are subject, except that Landry’s or Sellers may enter into, terminate or amend any Contract for the purchase of Inventory or for any catered event, in the ordinary course of business consistent with past practice but in no event shall any terms, including pricing and payment terms, be terminated, extended, renewed, amended or otherwise modified in any manner adverse to Purchaser, Newco or the Business with respect to any Lease or any agreement with a Significant Supplier;

(viii) to its Knowledge, allow any employee or other Person to remove any Asset, including, without limitation, any Asset consisting of artwork, brochures, signage, testimonials, advertising, display, proprietary asset, retail item or other property from the Premises other than in connection with the performance of employment responsibilities in the ordinary course of business, consistent with past practices;

(ix) discharge any obligations (including accounts payable and sales tax) other than on a timely basis in the ordinary course of business consistent with past practice or delay or defer the payment of any accounts payable beyond the date such payable has historically been paid in the ordinary course;

(x) sell, give away, abandon, fail to maintain or otherwise dispose of any Inventory, other than in the ordinary course of business consistent with past practice; or

(xi) authorize any of, or agree to commit to do any of, the foregoing actions; or

(xii) cease to provide coverage under any group health plan (as defined in Section 5000(b) of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any current or former employee (or any dependent or beneficiary thereof) of the Business, in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations), whether or not such regulations apply to this Agreement) of the Assets, and the Business as described in this Agreement.

(c) Landry’s or Sellers shall use commercially reasonable efforts to comply with all Applicable Laws and maintain in full force and effect all Permits necessary for, or otherwise material to, such business.

(d) Landry’s and Sellers shall administer each Corporation Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other Applicable Laws. Landry’s and Sellers will promptly notify Purchaser in writing of any receipt by Sellers or Landry’s (and furnish Purchaser with copies) of any notice of proceeding threatened or initiated by any Person involving any Corporation Benefit Plan to the extent such proceeding would result in the imposition of any Lien on the Assets.

4.2 Update Schedules. Sellers shall promptly disclose to Purchaser any information contained in its representations and warranties herein or the Schedules hereto which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Sellers herein or the Schedules hereto for the purposes of Section 5.1.1 hereof, unless Purchaser shall have expressly consented to such modification in writing.

4.3 Maintenance of Insurance. Landry’s and Sellers shall maintain in full force and effect all of its presently existing insurance coverage described in Schedule 3.1.24 hereto, or insurance comparable to such existing coverage.

4.4 Confidentiality. Each Party acknowledges that such Party has had, and may from time to time have, access to confidential records, data, customers lists, trade secrets and other confidential information owned or used by each other Party or any Subsidiary or Affiliate thereof (each, an “Interested Party”) in the course of its business (the “Confidential Information ”).Accordingly, each Party agrees (a) to hold all Confidential Information in strict confidence, (b) not to disclose Confidential Information of any Interested Party to any Person (except to such Interested Party or any Affiliate, employee, agent or representative thereof), and (c) not to use, directly or indirectly, any of such Confidential Information of any Interested Party for any competitive or commercial purpose; provided, however, that each Party may disclose Confidential Information to its Affiliates’, officers, directors, employees, agents, financing sources, accountants and attorneys if such Persons agree to comply with this Section 4.4; and provided, further, that, notwithstanding anything to the contrary contained herein, no Party shall be subject to any of the limitations set forth above with respect to any Confidential Information which (i) is now, or hereafter becomes, through no act or failure to act on the part of such Party that constitutes a breach of this Section 4.4, generally known or available to the public, (ii) is hereafter furnished to such Party by a third party, who, to the knowledge of such receiving Party, is not under any obligation of confidentiality to the related Interested Party, (iii) is disclosed with the written approval of the related Interested Party, (iv) is required to be disclosed by law (including securities law), court order or similar compulsion (provided that in such event the Party required to disclose shall give prompt notice to the other Parties so that any Interested Party may contest such law, order or compulsion), (v) is required or is reasonably necessary to be provided pursuant to or in connection with any Proceeding involving the Parties hereto, or (vi) is independently developed by employees or agents of such Party and/or its, his or her Affiliates which or who have had no access to the relevant portions of the Confidential Information.

4.5 Commercially Reasonable Efforts.

(a) Landry’s and Sellers shall promptly make all filings and seek to obtain all authorizations (including, without limitation, all filings required under the HSR Act) required under all Applicable Laws with respect to this Agreement and the transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto. Landry’s and Sellers will use their commercially reasonable efforts to make such filings by October 12, 2006. Landry’s and Sellers shall not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would impair the ability of the Parties to consummate the transactions contemplated hereby; and use their commercially reasonable efforts to promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Article V (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation). Sellers shall promptly notify Purchaser of any communication to that party from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with this Agreement and the transactions contemplated hereby and permit Purchaser to review in advance any proposed communication to any Governmental Authority in such connection to the extent permitted by Applicable Law.

(b) Landry’s and Sellers shall reasonably cooperate with, and direct their officers, employees, and accountants necessary to assist in the consummation of the financing associated with this Agreement to reasonably cooperate with, Purchaser, its financing sources and their respective representatives in connection with such financing. Following Closing, Purchaser shall have the right to request Landry’s auditors to conduct an audit of the Business’ financials for a period of up to three years. If requested by Purchaser, Landry’s shall provide or cause to be provided to Purchaser any financial information and other information as reasonably requested in connection with are registered initial public offering or other capital market transaction. Sellers and Landry’s agree to reasonably cooperate in the conduct of such audit and use commercially reasonable efforts to cause Landry’s auditors to take such actions as Purchaser may reasonably request in connection with the audit. Landry’s shall request the auditors to complete such audit in a timely fashion, and Landry’s shall use commercially reasonable efforts to cause such audit to be completed within such time. All costs and expenses associated with such audit, including but not limited to audit fees charged by Landry’s auditors, shall be Purchaser’s sole responsibility.

(c) Landry’s and each Seller shall reasonably cooperate at Purchaser’s expense with Purchaser’s efforts in obtaining any title policies and surveys reasonably required by Purchaser’s lenders, including reasonable efforts to remove from title any Liens, except Permitted Liens, and Sellers shall provide Purchaser’s title company (the “Title Company”) with any reasonable and customary affidavit requested by the Title Company to issue such title policies; provided, however, that the foregoing shall not require Sellers or Landry’s to incur any costs nor shall the foregoing delay Closing nor be considered a condition precedent to Closing.

4.6 Access to Information and Personnel. Landry’s and each of the Sellers shall afford to officers, employees, counsel, accountants and other authorized representatives of Purchaser (“Purchaser Representatives”) reasonable access, during normal business hours throughout the period prior to the Closing Date, to its properties, books and records, such access not to unreasonably interfere with Sellers’ business or operations, and, during such period, shall furnish promptly to such Purchaser Representatives all information concerning the Business, Premises, Assets and personnel as may reasonably be requested; provided, however, that access to any of the Premises which constitute a part of the Business and discussions with any landlord under any Lease or any of Sellers’ lenders shall be scheduled in advance with, and subject to the prior approval, not to be unreasonably withheld, conditioned or delayed, of the Chief Executive

Officer or President of Landry’s, and Landry’s shall have an opportunity to participate in such discussions. Purchaser acknowledges Landry’s interest that the Purchaser Representatives’ investigations be as discreet as possible and not unduly disrupt the operations of Sellers, and Purchaser will work diligently to complete the Purchaser Representatives’ investigations in a timely manner. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Business prior to the Closing.

4.7 Landlord Consents.

(a) Landry’s and each of the Sellers shall undertake good faith commercially reasonable efforts to obtain estoppel certificates with landlord consents in form and substance reasonably satisfactory to the Parties from the landlord under each of the Leases where such landlord’s consent is required as a condition to the assignment thereof, which such Leases are set forth on Schedule 4.7.

(b) Sellers, Landry’s and Purchaser agree that, in the event that Newco does not receive the 30 Required Consents listed on Exhibit A-2 prior to the Closing, Seller will use commercially reasonable efforts, to the extent that it may lawfully do so, to (i) cooperate in any reasonable and lawful arrangement designed to provide Newco with the rights and benefits of the Leases, and (ii) enforce, at the request and for the account of Newco, any rights of Seller arising from such rights or benefits. Notwithstanding any provision to the contrary herein, Newco will perform and pay for the benefit of the other party or parties thereto, the obligations of any Seller, Landry’s or any of their Affiliates under or in connection with any such rights or benefits provided to Newco under such Leases, and will indemnify and hold Seller, Landry’s and their Affiliates harmless from any Losses relating to, resulting from or arising out of any failure by Newco to perform and pay such obligations.

(c) Notwithstanding the foregoing, in the event the failure of Seller to obtain any of the 30 Required Consents listed on Exhibit A-2 results in Newco or Seller being placed in default under any applicable Lease after the Closing Date by reason of the landlord having refused to consent to the transactions contemplated by this Agreement, the Party to whom notice is given shall promptly notify the other. During the cure period set forth in the applicable Lease, if any, Landry’s shall use commercially reasonable efforts to obtain the Landlord’s consent. If Landry’s has not obtained such consent within five (5) days prior to the end of the cure period set forth in such Lease, if any, Purchaser can notify Landry’s either: (i) that it desires to have Landry’s repurchase the applicable Lease (the “Lease Repurchase Obligation”); or (ii) that it has determined to remain in the Premises and that it will waive Landry’s Lease Repurchase Obligation; or (iii) that it is unable to make a decision without additional time, not to exceed forty-five (45) days. If Purchaser fails to notify Landry’s at least three (3) days before the end of the cure period with respect to any of the foregoing options, option (iii) shall be deemed to have been made. If the decision set forth in option (iii) is made, Purchaser and Landry’s shall use good faith commercially reasonable efforts to arrive at a procedure for maintaining the Parties’ rights under the Lease during any applicable cure period, Purchaser shall elect either option (i) or option (ii). To the extent Purchaser elects option (i), Purchaser shall use good faith commercially reasonable efforts, to take such steps, to the extent it may lawfully do so, at Landry’s option, to put Landry’s into possession of such premises within any applicable cure period; provided that in no event shall Purchaser be required to unwind the transactions contemplated hereby. If Purchaser elects to have Landry’s repurchase the applicable Lease, Landry’s shall be required to repurchase the applicable Lease from Purchaser at a price equal to the positive EBITDA for such premises for the twelve months ended August 31, 2006, as set forth on Exhibit A-2 multiplied by 5.5 (the “EBITDA Repurchase Price”). Landry’s shall be solely responsible for all obligations under such Lease upon the repurchase pursuant to the Lease Repurchase Obligation and at such time Purchaser shall have no Liability or obligation with respect to such Lease. To the extent Landry’s has repurchased three (3) Leases pursuant to the Lease Repurchase Obligation, all subsequent Lease repurchases shall be at a price equal to 95.7% of the EBITDA Repurchase Price, provided, however, that if more than three (3) Leases are subject to the Lease Repurchase Obligation, the three stores with the highest EBITDA shall be acquired at the EBITDA Repurchase Price, and all others shall be acquired at 95.7% of the EBITDA Repurchase Price (and the determination of which stores are the three highest may change from time to time).

4.8 Termination of Affiliate Transactions. As of or prior to the Closing, Landry’s Sellers and Newco will cause the Contracts with Affiliates listed on Schedule 4.8 to be terminated.

4.9 Bank Accounts; Lock boxes. Landry’s shall cause Newco to establish bank accounts and lock boxes at least ten (10) business days prior to the Closing Date that substantially mirror the Business’ existing bank accounts and lock boxes.

4.10 Reciprocal Easement. As of or prior to the Closing Landry’s and Newco shall have entered into a reciprocal easement agreement providing for mutual reciprocal easements for ingress, egress and such other matters between such Fee Properties listed on Schedule 4.10 and the respective adjacent tract owned (or to be owned) by Landry’s or its Affiliate, in form and substance reasonably acceptable to the Parties to this Agreement.

4.11 Private Clubs. All officers of any private club operated by Sellers shall resign at Closing and be replaced by such Business Employees selected by Purchaser.

4.12 Egyptian Deposit. To the extent The Egyptian Company for Modern Restaurant Management opens a Joe’s Crab Shack restaurant pursuant to the Joe’s Crab Shack Franchise Agreement between Landry’s Trademark, Inc. and the Egyptian Company for Modern Restaurant Management, dated January 30, 2006, Landry’s shall pay, within ten (10) business days of Purchaser or Newco giving Landry’s notice of such restaurant opening, by wire transfers $100, 000 to Newco.

4.13 Rancho Cucamonga. Landry’s will, or will cause Newco to, timely notify the landlord under the Lease with respect to the Rancho Cucamonga, CA restaurant in accordance with the certain lease dated January 27, 2005, of the transactions contemplated in this Agreement, if necessary, that Newco assumes in writing all of the tenants obligations under such Lease and will timely submit a written assumption of the obligations under the Lease in accordance with the terms of the Lease.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

5.1 Conditions Precedent to Purchaser’s Obligations. The obligations on the part of the Purchaser to consummate the transactions to be consummated at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 5.1, any of which may be waived by Purchaser in its sole discretion.

5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Sellers and Landry’s contained in this Agreement or in any list, certificate or document delivered by Sellers or Landry’s to Purchaser pursuant to the provisions hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date; provided, however, that any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects.

5.1.2 Compliance with this Agreement. Sellers and Landry’s shall have performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including, without limitation, delivery to Purchaser of all of the items to be delivered by Sellers pursuant to Section 2.2(a) of this Agreement.

5.1.3 No Injunctions or Restraints. On the Closing Date, no injunction, restraining order or other order or legal restraint or prohibition issued by any Governmental Authority shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement or materially interfere with the Purchaser’s ability to own the Assets and operate the Business and no Governmental Authority shall have initiated proceedings to seek to impose any such restraint.

5.1.4 Non-Solicitation/Non-Hire Agreements. Purchaser, Sellers and Landry’s shall have entered into an eighteen month non-solicitation non-hire agreement in form and substance reasonably acceptable to the Parties to this Agreement (the “Non-Solicitation/Non-Hire Agreement”) providing that the non-hire covenant shall not apply to any employee whose employment has been terminated for more than sixty (60) days.

5.1.5 Consents and Approvals - HSR. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated. Landry’s shall use commercially reasonable efforts to obtain vendor consents to any material vendor contract. In the event Landry’s is unable to obtain any such consent, Landry’s will continue to provide such product to Purchaser under the Transition Services Agreement to the extent providing such product will not be a breach of contract or law by Landry’s or Seller.

5.1.6 No Material Adverse Change. There shall have been no change in respect of the Business or the Assets resulting in a Material Adverse Effect (or changes which in the aggregate result in a Material Adverse Effect) since the date hereof.

5.1.7 Financing. Purchaser shall have received the proceeds of the financings contemplated by the Debt Commitment Letters on substantially the same terms and conditions set forth in the Debt Commitment Letters (but allowing for all changes contemplated in such Debt Commitment Letters).

5.1.8 Restructuring. Landry’s, Sellers and Newco shall have completed the Restructuring in accordance with and subject to the terms and conditions contained herein.

5.2 Conditions Precedent to the Obligations of Seller and Landry’s. The obligations on the part of the Sellers and Landry’s to consummate the transactions to be consummated by each of them at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 5.2, any of which may be waived by the Sellers and Landry’s in their sole discretion.

5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any list, certificate or document delivered by Purchaser to Sellers or Landry’s pursuant to the provisions hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date; provided, however, that any representation or warranty which is qualified by materiality shall, with regard to the portion so qualified, be true and correct in all respects.

5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing including, without limitation, delivery to Sellers of all of the items to be delivered by Purchaser pursuant to Section 2.2(b) of this Agreement.

5.2.3 No Injunctions or Restraints. On the Closing Date, no injunction, restraining order or other order or legal restraint or prohibition issued by any Governmental Authority shall be in effect which would prevent the consummation of the transactions contemplated by this Agreement.

5.2.4 Non-Solicitation/Non-Hire Agreements. Purchaser, Sellers and Landry’s shall have entered into the Non-Solicitation/Non-Hire Agreements.

5.2.5 HSR Approval. Any waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Sellers and Landry’s. Except as otherwise limited by this Article VI, Sellers and Landry’s, jointly and severally, shall indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, shareholders, members, partners, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) suffered or incurred by any of them (hereinafter “Purchaser Losses”), arising out of or resulting from:

(a) the breach of any representation, warranty, covenant or agreement by Sellers or Landry’s contained herein or in any exhibit, schedule or certificate delivered under this Agreement;

(b) Title IV of ERISA or Newco being considered at any time prior to the Closing a single employer under Section 414 of the Code with any other Person; or

(c) the Excluded Liabilities.

6.2 Indemnification by Purchaser. Except as otherwise limited by this Article VI, Purchaser and, subsequent to the Closing, Newco and each of Newco’s subsidiaries, jointly and severally, shall indemnify and hold harmless Sellers, Landry’s and their Affiliates and each of their respective officers, directors, successors and permitted assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) suffered or incurred by any of them (hereinafter “Seller Losses”) arising out of or resulting from:

(a) the breach of any representation, warranty, covenant or agreement by Purchaser contained herein or in any exhibit, schedule or certificate delivered under this Agreement;

(b) the failure of Purchaser to pay, perform or otherwise discharge the Assumed Liabilities;

(c) The failure to pay rents and/or to pay or perform any other obligation arising under any Lease or otherwise in connection with the Business which such rent obligations or other obligations arises or accrues on or after the Closing Date (and which shall expressly include, but not be limited to, the obligation to indemnify and hold harmless Landry’s and/or any of its Affiliates from any Seller Losses suffered or incurred by Landry’s or any of such Affiliates as a result of any such failure described in this Section 6.2(c) arising out of a guarantee of any Lease by Landry’s or by any such Affiliate of Landry’s); or

(d) Any claims or lawsuit, the underlying allegations of which occur on or after the Closing, brought against Sellers or Landry’s relating to the Assets.

6.3 Indemnification Procedures.

(a) For the purposes of this Section 6.3(a), the term “Indemnitee” shall refer to the Person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.1 or 6.2. as the case may be; the term “Indemnitor” shall refer to the Person having the obligation to indemnify pursuant to such provisions; and “Losses” shall refer to the “Seller Losses” or the “Purchaser Losses,” as the case may be.

(b) An Indemnitee shall give written notice (a “Notice of Claim”) to the Indemnitor within thirty (30) days (or, to the extent possible, within such shorter period as may be necessary to give the Indemnitor a reasonable opportunity to respond to such claim) after the Indemnitee has knowledge of any claim (including a Third Party Claim in which case such Notice of Claim shall set forth the name of the party making such Third Party Claim, to the extent known) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure shall have prejudiced such Indemnitor’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of thirty (30) days to reply to such Notice of Claim.

(c) The obligations and liabilities of an Indemnitor under this Article VI with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article VI (“Third Party Claims”) shall be governed by the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor’s option (subject to the exceptions below), to assume and control the defense of such Third Party Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to Indemnitee if the Indemnitor gives notice within the 30 day period specified above of the Indemnitor’s intention to do so; provided that if Indemnitee has a reasonable belief Indemnitor’s counsel is not vigorously defending the case, Indemnitee can notify Indemnitor and within 15 days of receipt of such notice Indemnitor and Indemnitee shall use good faith efforts to determine whether to hire new counsel mutually acceptable to Indemnitor and Indemnitee.

(i) the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnitor, and the Indemnitee may participate by the Indemnitee’s own counsel and at the Indemnitee’s own expense (unless a conflict of interest exists between the Indemnitor and the Indemnitee, in which case the expense of Indemnitee’s counsel shall be borne by the Indemnitor);

(ii) except for the settlement of a Third Party Claim which involves the payment of money only, which is to be paid in full by the Indemnitor, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; and

(iii) the Indemnitee shall be entitled to assume control of such defense and the Indemnitor shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding; (B) the claim seeks an injunction or equitable relief against the Indemnitee; or (C) Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim.

(d) Whether or not Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor’s obligations hereunder. The Indemnitee will give the Indemnitor at least fifteen (15) days notice of any proposed settlement or compromise of any Third Party Claim it has elected to defend, during which time the Indemnitor may assume the defense of, and responsibility for, such Third Party Claim and if it does so the proposed settlement or compromise may not be made. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnitor’s possession or under the Indemnitor’s control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by the Indemnitor’s own counsel and at the Indemnitor’s own expense in the defense of such Third Party Claim.

(e) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in Section 6.3(b) above. If the Indemnitor does not respond to such claim within the thirty (30) day period specified in Section 6.3(b), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement.

6.4 Calculation of Losses.

(a) To the extent any Losses of an Indemnitee are reduced by receipt of payment (a) under third-party provider insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer or any directly related increase in insurance premium in respect of such payment or (b) from third parties not affiliated with the Indemnitee, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnitee shall remit to the Indemnitor the amount by which the total amount received by Indemnitee in respect of such Losses (including from any insurance policy, the Indemnitor or any other Person) exceeds the total amount of the Losses suffered by Indemnitee and the expenses incurred by Indemnitee in collecting such amounts.

(b) If a representation or warranty contained in Article III that is qualified by materiality (including by reference to a dollar threshold) is found to be inaccurate after taking into account the relevant materiality qualifier, then the materiality qualifier shall be ignored solely for purposes of determining the amount of any Indemnitee Losses caused by such inaccuracy. For the avoidance of doubt, the Parties agree that such materiality qualifiers shall be considered for purposes of determining whether the representations or warranties to which they qualify are accurate.

6.5 Exclusive Remedy. From and after the Closing, none of the Parties hereto shall be liable or responsible in any manner whatsoever to any other Party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article VI, and, with respect to Taxes, as provided in Article VII, which together provide the exclusive remedy and cause of action of the Parties hereto with respect to any matter arising out of or in connection with this Agreement or any Schedule or Exhibit hereto or any opinion or certificate delivered in connection herewith. Each of the Parties hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against the other Parties or any of their respective successors or assigns or any controlling Person or other Affiliate of the other Parties, under common law or any Federal, state or local law or regulation now existing or hereafter enacted which seeks to allocate liabilities between Purchaser and Seller in a different manner than as expressly set forth in this Agreement. Notwithstanding the foregoing, nothing herein will limit in any way any Party’s liability or remedies in respect of (A) fraud or intentional breach of a representation, warranty or covenant or (B) equitable or injunctive relief to enforce this Agreement.

6.6 Limitation and Expiration.

(a) The Indemnitor shall be liable for all Losses arising out of any breaches of the covenants, agreements, representations and warranties set forth in this Agreement, unless any such covenant, agreement, representation or warranty shall have been specifically waived in writing by the Indemnitee.

(b) Landry’s and Sellers shall not have any liability to indemnify under this Article VI, for Losses arising out of (i) any breach of any representation or warranty (other than breaches of representations or warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.7 3.1.14, 3.1.16 and 3.1.19), by either Landry’s or any Seller and (ii) any Excluded Liability referenced in Section 1.1.2(b)(ii)(C) unless the amount of such Losses on an aggregate basis exceed $1,500,000 (“Threshold Amount”) provided however that if such Threshold Amount is exceeded, Landry’s and Sellers shall be liable for all Purchaser Losses that exceed the Threshold Amount. The aggregate amount of the Losses for which Sellers or Landry’s, on the one hand, or Purchaser on the other, may be responsible under this Article VI shall not exceed an amount equal to the Purchase Price, except for Losses arising out of intentional fraud, which may be unlimited.

(c) The indemnification obligations under this Article VI or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i), (ii) or (iii) of this Section 6.6(c), as applicable:

(i) except for the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.14, 3.1.16, 3.1.19 and 3.1.20 all representations and warranties of Sellers or Landry’s set forth in this Agreement shall terminate fifteen (15) months after the Closing Date.

(ii) (A) with respect to claims relating to or arising out of Sections 3.1.14 and 3.1.19, the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitations (including any extension thereof) or if there is no applicable statute of limitations, ten (10) years after the Closing Date; or

(B) with respect to claims arising under Section 3.1.20, December 31, 2008;

(C) with respect to claims arising under Section 3.1.16 for three years after the Closing Date; or

(D) with respect to all other claims, including specifically, without limitation, claims arising from (x) the representations and warranties set forth in Sections 3.1.1, 3.1.2, and 3.1.3; (y) any covenant or agreement of any party contained herein; and (z) any matter listed in Sections 6.1(b), 6.1(c), 6.2(b), 6.2(c) or 6.2(d), the indemnification set forth in Article VII shall be unlimited as to time.

(iii) the final resolution of claims or demands pending as of the relevant dates described in this Section 6.6

No Indemnitee shall be entitled to seek indemnification pursuant to this Article VI with respect to the breach of a representation or warranty to the extent that such Indemnitee had actual Knowledge that such representation or warranty was not true and correct in all material respects when made; provided that no actual Knowledge shall be presumed based solely on the fact that the subject matter of the relevant breach was disclosed (x) on any Schedule hereto or (y) in the virtual data room hosted by Merrill Corporation; provided further that the Indemnitor shall bear the burden of proof that the Indemnitee had actual Knowledge.

6.7 No Consequential Damages. The obligations of any Indemnitor in respect of a claim for indemnification under this Article VI shall not include any special, exemplary or consequential damages (other than with respect to any breach of Section 3.1.6), including business interruption or lost profits, or any punitive damages, in each case, unless relating to a Third Party Claim, made by any Indemnitee.

ARTICLE VII

CERTAIN TAX MATTERS

7.1 Pre-Closing Taxes. After the Closing Date, Landry’s agrees to indemnify Purchaser and Newco against all Taxes (i) imposed on Newco, any Seller or any member of an affiliated group with which Landry’s files a consolidated or combined income tax return with respect to any taxable period that ends before the Closing Date, or (ii) imposed on Newco with respect to any taxable period that ends on the Closing Date, including by application of Section 7.3(a) below and including any Taxes resulting from or attributable to the Section 338(h)(10) Election (except as provided below). Any indemnity payment made by Landry’s pursuant to this Section 7.1 shall be treated for tax purposes as an adjustment to the Purchase Price.

7.2 Straddle Period Taxes. For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income or wages, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income or wages, the amount which would be payable if the taxable year ended on the Closing Date. Any credit or prepayment shall be prorated based upon the fraction employed in clause (i) of the preceding sentence.

7.3 Section 338(h)(10) Election.

(a) Purchaser shall pay all expenses associated with the Section 338(h)(10) Election including, without limitation, the costs of any necessary appraisals.

(b) To the extent permissible under applicable law, the income, gains, losses, deductions and credits of Newco for all taxable periods ending on or before the Closing Date shall be included by Landry’s and/or an applicable Seller in a consolidated, combined or unitary Tax Return. Landry’s shall pay any Taxes imposed as a result of such inclusion, and shall pay all income Taxes related to the Section 338(h)(10) Election.

(c) The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect with respect to: (a) Landry’s obligations until the expiration of six (6) months after all statutes of limitations with respect to any Taxes that would be indemnifiable by Landry’s under Section 7.3(a) or if there is no applicable statute of limitations, ten (10) years after the Closing Date and (b) Purchaser’s obligations until the expiration of six (6) months after all statutes of limitations with respect to any Taxes that would be indemnifiable by Purchaser under Section 7.3(b) or if there is no applicable statute of limitations, ten (10) years after the Closing Date.

(d) To the extent any payments are due from one Party to the other in connection with the provisions of this Section 7.3, the Parties shall utilize the procedures set forth in Section 1.2.1(c) to establish and pay any such amount.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Exclusivity. From the date hereof until the date on which this Agreement is terminated in accordance with Article VIII below, Landry’s will not, and will cause the Sellers and its and their employees, officers, directors, advisors and representatives not to, (directly or indirectly) solicit, initiate or encourage (including by way of furnishing information), engage in discussions or negotiations with, enter into any agreements with, any party other than Purchaser (i) for the sale, transfer or other disposition of the Business, any material portion of the Assets or the Newco Interests (or any existing equity interests in the Sellers), or (ii) involving any merger, recapitalization, consolidation, or joint venture involving any Seller; provided, however, that subsection (i) above will not prohibit (A) the Restructuring, or (B) actions taken in the ordinary course (including issuing equity upon the exercise of options). Each of the Sellers and Landry’s represents and warrants that none of them is subject to any Contract or other (written or oral) understanding providing for an obligation comparable to the subject matter governed by this Section 8.1.

8.2 Employee Matters.

(a) Newco shall, effective as of the date of the Restructuring and Purchaser shall, effective as of the Closing Date, cause Newco to continue to offer employment in connection with the conduct of the Business to all employees of Sellers who are employed at the Premises (excluding except as otherwise required by Applicable Law, employees who are on a leave of absence for any reason) and to those Persons listed in Schedule 8.2(a). All such employees who accept Newco’s offer of employment will become employees of Newco (the “Transferred Employees”). Newco shall not be required to offer employment to any employee that is not actively at work on the Closing Date as the result of a long-term disability or of any disciplinary action by Sellers or Landry’s.

(b) Sellers and Landry’s hereby agree that any employee of the Business who (A) as of the Closing Date is short-term disabled or receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (B) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under Landry’s long-term disability plan unless and until such individual is no longer disabled.

(c) With respect to each Transferred Employee:

(i) Purchaser will cause Newco to initially provide the Transferred Employees with base salary or wages and compensation bonus and incentive programs, other than any equity-based incentive programs, substantially similar to that provided such employees by Sellers prior to the Restructuring. With respect to non-wage terms and conditions of employment, such as pension or savings plans, health, life and disability insurance (other than any equity-based plan or arrangement), Purchaser may either (A) establish or provide arrangements that are similar to those provided such employees by Sellers prior to the Restructuring, or (B) cover such employees (to the extent underwriting conditions permit) under the arrangements Purchaser provides its current, similar-treated employees. To the extent provided under its medical plan, if any, Purchaser shall waive pre-existing condition requirements, evidence of insurability provisions or any similar provisions for the Transferred Employees as of the Closing Date to the extent such individuals were covered under Sellers’ or Landry’s applicable medical plan (“Sellers’ Medical Plan”) and to the extent such requirements or provisions did not apply under Sellers’ Medical Plan.

(ii) The insurance providers shall be solely responsible for medical expenses covered under the terms of Sellers’ Medical Plan incurred by a Transferred Employee and/or his covered dependents prior to the Closing Date, regardless of when such expense is reported. Purchaser shall not be responsible for any such medical expenses under Seller’s Medical Plans.

(iii) Purchaser shall recognize for purposes of eligibility for participation and vesting under its employee benefit plans and compensation arrangements (other than any defined benefit plan or any equity-based plan) the service of any Transferred Employee with Landry’s and/or its Affiliates to the extent recognized under an analogous Corporation Benefit Plan on the Closing Date.

(d) Effective as of the Closing Date, Sellers and Landry’s shall cause each Transferred Employee who is a participant under Seller’s 401(k) Plan and/or Seller’s non-qualified deferred compensation plan to become fully vested in such participant’s accrued benefit(s) under such plan(s) determined as of the Closing Date. In addition, on the Closing Date Sellers or Landry’s shall make a contribution to Seller’s 401(k) Plan of the matching contribution that would be earned if each Transferred Employee remained an active participant or employee thereunder through the end of the plan year that includes the Closing Date, pro-rated from the beginning of such plan year to the Closing Date. Effective as of the Closing Date, Seller or Landry’s shall take all actions as may be reasonably necessary to amend Seller’s 401(k) Plan to provide that loan balances thereunder of Transferred Employees may be rolled over to a 401(k) Plan of Newco (or an Affiliate thereof) and will not default in connection with the transaction contemplated hereby.

(e) Sellers and Landry’s shall make all bonus, incentive and commission payments (on a pro rata basis) that the Business is obligated to make to any Transferred Employee under any bonus, incentive or commission plan for calendar year 2006 through the day prior to the Closing Date within sixty (60) days after the Closing Date.

(f) None of Purchaser, Newco, Landry’s or Sellers intend this Agreement to create any rights or interest, except as between Purchaser, Newco, Landry’s and Sellers, and no former or present or future employees, officers, directors or contractors of any Party (or any dependents of such persons) will be treated as third party beneficiaries in or under this Agreement. Nothing in this Agreement shall be construed to require Purchaser or any of its Affiliates (including, for the avoidance of doubt, Newco) to employ or continue to employ any Transferred Employee on or following the Closing, confer upon any Transferred Employee any right with respect to employment or continued employment by Purchaser or any of its Affiliates (including, for the avoidance of doubt, Newco) on or following the Closing or interfere with Purchaser’s or any of its Affiliates’ (including, for the avoidance of doubt, Newco’s) rights to adjust a Transferred Employee’s compensation or work schedule and nothing in this Agreement shall be construed to modify, amend, or establish any employee benefit plan, program or arrangement or in any way affect the ability of any Party to modify, amend or terminate any of its employee benefit plans, programs or arrangements.

(g) Before and after the Closing Date, Sellers, Landry’s, Newco and Purchaser will cooperate to make available to each other on a prompt basis all reasonable information and documents as may be necessary to coordinate the employment of Transferred Employees, their benefit programs and employment practices and to further the orderly administration of those programs and practices as contemplated in the provisions of this Agreement relating to Transferred Employees. Sellers and Landry’s shall retain sponsorship of and Liability for all Corporation Benefit Plans following the Closing.

(h) Sellers, Landry’s and Purchaser agree to use their reasonable efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously any actions contemplated in this Section 8.2(h).

8.3 Maintenance of Books and Records. Each of Landry’s, Sellers and Purchaser shall preserve until the third anniversary of the Closing Date all records possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such Party shall provide the other Parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers, directors, accountants, and employees of such Party and (b) the books of account and records of such Party, and the other Parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and further provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such Party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its Affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a Party if such Party sends to the other Party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other Party objects to the destruction, in which case, the Party seeking to destroy the records shall deliver such records to the objecting Party.

8.4 Payments Received. Landry’s, Sellers and Purchaser each agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other Party and will account to the other for all such receipts.

8.5 Transition Services Agreement. On the Closing Date, the Parties shall enter into the Transition Services Agreement, which will provide for operation and management by Landry’s, for up to one year following Closing, of the properties forming a part of the Business.

8.6 Licenses.

(a) Purchaser grants to Landry’s and its Affiliates at Closing a nonexclusive, worldwide, royalty-free license to use the Joe’s Intellectual Property Rights for a term of twenty four (24) months from Closing in connection with marketing and operation of the restaurants listed on Schedule 8.6(a). Purchaser further grants to Landry’s and its Affiliates at Closing a ten year, non-exclusive, royalty-free license (with three five year extension options at Landry’s sole discretion) to use the Joe’s Intellectual Property Rights in connection with the marketing and operation of the Joe’s Crab Shack Restaurants located in Kemah, Texas and at the Golden Nugget Casino in Laughlin, Nevada (“Exclusive Restaurants”); provided that such license shall automatically terminate with respect to an Exclusive Restaurant upon the conversion of such restaurant to a concept other than Joe’s Crab Shack. Upon expiration of the license referred to in the immediately preceding sentence, Landry’s may continue to use the Joe’s Crab Shack trade dress in connection with the Exclusive Restaurants.

(b) “Joe’s Intellectual Property Rights” shall mean any Marks relating to the Business, whether registered or unregistered, and any similar or equivalent rights to the foregoing anywhere in the world, and any applications therefor including, without limitation, those items set forth on Schedule 8.6(b) hereto and any logos listed on Schedule 8.6(b). Joe’s Intellectual Property Rights shall also mean all formulae, recipes, mixing instructions and know-how used in the Business at the Premises, registered or unregistered.

8.7 Gift Cards. Each month, for up to 24 months following Closing, Purchaser shall provide Landry’s a monthly accounting of all gift cards issued prior to Closing that are used for purchases on the Premises. Within sixty (60) days following Landry’s receipt of such accounting, Landry’s will pay Purchaser the amount of such gift card usage less the applicable discount offered in selling such gift card as set forth on Schedule 8.7. Each month, for up to 24 months following Closing, Landry’s shall provide Purchaser a monthly accounting of all gift cards issued by Purchaser or Newco after Closing that are used for purchases at any Joe’s Crab Shack retained by Landry’s. Within 60 days following Purchaser’s receipt of such accounting, Purchaser will pay Landry’s the amount of such gift card usage less the discount offered in selling such gift card, if such discount is applicable. Landry’s and Sellers shall within 6 months, following the Closing, discontinue selling gift cards that would entitle the holder of such card to dine in any restaurant of the Business and, shall discontinue within a commercially reasonable time the issuance of any gift card containing a Joe’s Crab Shack logo. In the event Purchaser’s gift cards are used at any Landry’s restaurant for purchases, Purchaser will pay Landry’s for such purchases using the same procedure as set forth herein.

8.8 Release of Guarantees. Purchaser shall use commercially reasonable efforts (which, for the avoidance of doubt, shall not require the posting of a bond, letter of credit or substitute guarantee) to have the landlords release Landry’s, Sellers and any of their Affiliates from the guarantees of any payments relating to any Premises as promptly as possible.

8.9 Non-Solicitation/Non-Hire Agreement. On the Closing Date, the Parties shall enter into the Non-Solicitation/Non-Hire Agreement.

8.10 Publicity. Purchaser and Landry’s will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by Applicable Law or regulation or stock exchange requirement’ provided that, to the extent possible, the Party required to make such announcement shall confer with the other Parties concerning the timing and content of any announcement before it is released to the public. To the extent reasonably requested by any other Party, each Party will thereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

8.11 Expenses; Transfer Taxes, and the Like.

(a) All costs and expenses incurred in connection with this Agreement and the related documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided that:

(i) Purchaser on the one hand and Landry’s and Sellers on the other, shall each pay one-half of any filing fees required under the HSR Act;

(ii) Purchaser shall pay all recording fees and similar charges for the recording of the Deeds and any other closing documents that are or may be placed of record;

(iii) Purchaser shall pay all fees, costs and expenses with respect to the Commitments, Title Policies and Surveys to be issued in favor of Purchaser with respect to the Fee Properties and Material Leased Properties, the costs of any endorsements to such policies to be borne by Purchaser; and

(iv) All other closing costs shall be split equally between Sellers and Purchasers.

(b) Purchaser on the one hand and Landry’s and Sellers on the other, shall each pay one-half of all transfer, documentary stamp, sales, use, registration, value-added and other similar Taxes in the State of Florida (including all applicable real estate transfer Taxes, ordinary or capital gains payable in respect of any real property transfer and including any filing fees and typical recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the documents entered into in accordance therewith and the transactions contemplated hereby and thereby (“Transfer Taxes”). All other Transfer Taxes shall be paid by Purchaser. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any such Transfer Taxes payable in connection therewith.

8.12 Transfer of Licenses and Permits. Landry’s and Seller shall use commercially reasonable efforts to assist Purchaser with the assumption, transfer, or reissuance of any and all Permits required for the operation of the Business.

8.13 Restrictions on Assignment, Renewal and Subletting. Purchaser nor any of its Affiliates shall, with the exception of encumbrances created at or in connection with the closing of Purchaser’s financing of the transactions contemplated by this Agreement or transfers to any of Purchasers financing or refinancing sources as collateral or to a future purchaser of the Business: (i) voluntarily, by operation of law, or otherwise, renew, assign, transfer, sublease, mortgage, pledge, hypothecate or otherwise encumber any lease or the leasehold estate constituting a portion of the Business upon which Landry’s, Seller or an Affiliate of either has any continuing financial or other obligation (contingent or otherwise) without the express written consent of Landry’s, which consent shall be at Landry’s sole and absolute discretion unless the Sellers and Landry’s are released from any liabilities under the law. Any attempt to do any of the foregoing without such written consent shall be null and void. If Purchaser so requests Landry’s consent, the request shall be in writing specifying the terms of the renewal; the identity of the proposed assignee or sub-lessee; the duration of said desired sublease or renewal, the date same is to occur, the exact location of the space affected thereby and the proposed rentals on a square foot basis chargeable thereunder. Such request for Landry’s consent shall be submitted to Landry’s at least thirty (30) days in advance of the date on which Purchaser desires to make such renewal, assignment or sublease or allow such occupancy or use.

8.14 Consents. Purchaser recognizes that certain consents to the transactions contemplated hereby may have been or may be required from third parties, including parties to Material Contracts and Governmental Authorities. Purchaser agrees that except as set forth in Section 4.7, neither Landry’s, Sellers nor any of their respective Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any such consent or because of termination of any contract, permit, license or governmental authorization as a result thereof unless any such Person fails to comply with the applicable cooperation covenants. Purchaser further agrees that no representation, warranty, covenant, or agreement of Landry’s or Seller’s herein shall be breached as a result of (i) the failure to obtain any such consent or any such termination or (ii) any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or because of any such termination unless any such Person fails to comply with the applicable cooperation covenants.

8.15 Further Assurances, Post-Closing Cooperation. At any time or from time-to-time after the Closing, at Purchaser’s request and without further consideration, Landry’s and Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Landry’s and Sellers to fulfill their obligations under this Agreement. Sellers shall be reimbursed by Purchaser for any actual out-of-pocket expense incurred in connection with the foregoing.

If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with any Governmental Authority, financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Business and such information, documents or records are in the possession or control of the other Party, such other Party shall use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by Sellers or Purchaser in accordance with this paragraph shall be held confidential by Sellers or Purchaser in accordance with Section 4.4.

8.16 Title Policies. Purchaser may obtain (at its expense) commitments for ALTA owner policies of title insurance (or local equivalent) with respect to each of the Fee Properties (collectively, the “Commitments” and the policies to be issued pursuant thereto the “Title Policies”), together with copies of the documents reflected in the Commitments as exceptions to title. Seller shall have no obligation to cure any title objections or to address or cure any other title defects or other matters affecting title to any tract constituting part of the Real Property, except that Seller shall be obligated to discharge any liens other than those described in Section 3.1.8. Issuance of the Policies shall not be a condition precedent to Purchaser’s obligations hereunder.

8.17 Surveys. Purchaser may obtain (at its expense) surveys with respect to each of the Real Properties, dated no earlier than the date of this Agreement, and certified to Purchaser, Purchaser’s lender and the Title Company (the “Surveys”). Issuance of the Surveys shall not be a condition precedent to Purchaser’s obligations hereunder.

8.18 Billboard. Landry’s shall neither (a) permit any Person other than Landry’s or a Subsidiary of Landry’s or any entity managed by Landry’s to advertise, nor (b) advertise or permit any other Person to advertise, in each case, any individual casual dining restaurant at the billboard located at the restaurant designated as Houston 610, 2621 South Loop West, Houston, Texas on Exhibit A-1.

ARTICLE IX

MISCELLANEOUS

9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual written consent of Purchaser and Landry’s; or

(b) by Purchaser or Landry’s if the Closing shall not have occurred by November 30, 2006, provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by Purchaser or Landry’s, if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the payment of the Purchase Price and such order, decree, ruling or other action shall have become final and nonappealable; or

(d) by Landry’s, in the event of a breach in any material respect by Purchaser of any representation, warranty, covenant or agreement contained in this

Agreement which (i) cannot or has not been cured within fifteen (15) days after the giving of written notice of such breach to Purchaser and has not been waived by Landry’s pursuant to the provisions hereof and (ii) would cause the conditions set forth in Article V not to be satisfied;

(e) by Purchaser, in the event of a breach in any material respect by Seller or Landry’s of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured prior to fifteen (15) days after the giving of written notice of such breach to Sellers and has not been waived by Purchaser pursuant to the provisions hereof and (ii) would cause the conditions set forth in Article V not to be satisfied.

9.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby, no Party (or any of its directors or officers) shall have any liability or further obligation to any other Party, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

9.3 Bulk Sales Law. Purchaser waives compliance by Sellers with the provision of any applicable bulk sales laws. Sellers shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Purchaser by reason of non-compliance with such laws, except with respect to any such claims that related to the Assumed Liabilities. This provision shall survive Closing.

9.4 Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

9.5 Contents of Agreement; Amendments. This Agreement and the Confidentiality Agreement dated July 19, 2006 between J.H. Whitney & Co. LLC and Landry’s (the “Confidentiality Agreement”) sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral (other than the Confidentiality Agreement), are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties hereto.

9.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any Party without the prior written consent of the other Parties, provided that Purchaser may assign this Agreement to an affiliate of Purchaser, collaterally to any of Purchaser’s financing or refinancing sources and to any future purchaser of the Business; provided, however, that in all cases (regardless of any such assignment) Purchaser shall remain responsible for their obligations to close the transactions contemplated herein and all of their other obligations under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Landry’s, Sellers and Purchaser, provided that the Parties hereto shall continue to be obligated in accordance with the terms of this Agreement.

9.7 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

9.8 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first Business Day following the date sent; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

(a)	As to Landry’s and Sellers:	Landry’s Restaurants, Inc.
1510 West Loop South
Houston, Texas 77027
Telephone:(713)386-7000
Telecopy: (713)386-7070
Attention: Tilman J. Fertitta, Chairman, President and Chief Executive Officer

	with a copy (which shall not constitute notice) to:	Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Telephone: (713) 547-2526
Telecopy: (713) 236-5652
Attention: Arthur S. Berner

(b)	As to Purchaser:	J.H. Whitney & Co.
130 Main Street
New Canaan, CT 06840
Telephone: 203.716.6100
Telecopy: 203.716.6101
Attention: Robert Q. Berlin
rberlin@whitney.com
Paul R. Vigano
pvigano@whitney.com

	with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Telephone: 212-446-4800
Telecopy: 212-446-6460
Attention: Frederick Tanne
ftanne@kirkland.com
Markus P. Bolsinger
mbolsinger@kirkland.com

or to such other address and to the attention of such other Person as the Party to whom such notice is to be given may have theretofore designated in a notice to the other Party hereto.

9.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware.

9.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article VI hereof, the other Indemnities, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any right son any other Persons.

9.11 Headings, Gender and “Person”. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, trust, Governmental Authority or body, association, unincorporated organization or any other entity. Any use of the term “including” shall be interpreted to mean “including, without limitation”

9.12 Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

9.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, and any such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.14 Counterparts: Facsimile Signatures. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties agree that facsimile or electronic transmission of original signatures shall constitute and be accepted as original signatures.

9.15 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and agreement, and no rule of strict construction shall be applied against any Party.

9.16 Jurisdiction and Service of Process. SELLERS, LANDRY’S AND PURCHASER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW CASTLE COUNTY, DELAWARE, AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF SELLERS, LANDRY’S AND PURCHASER ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

9.17 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part thereof shall be upon Landry’s and Sellers at all times before the Closing Date. In any such event, Landry’s and/or Sellers may either (a) repair, replace or restore any such property as soon as possible after its loss, impairment, confiscation or condemnation, or (b) if insurance proceeds are sufficient to repair, replace or restore the property, pay such proceeds to Purchaser; provided, however, that in the event of damage to any substantial portion of the Assets, Purchaser may terminate with no penalty or liability to Landry’s or Sellers or any other Party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

JCS HOLDINGS, LLC

By:	/s/ Robert Berlin
Name:	Robert Berlin
Title:	President

LANDRY’S RESTAURANTS, INC.

By:	/s/ Tilman J. Fertitta
Tilman J. Fertitta
President

LSRI HOLDINGS, INC.

By:	/s/ Tilman J. Fertitta
Name:	Tilman J. Fertitta
Title:	President

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

JCS HOLDINGS, LLC

By:	/s/ Robert Berlin
Name:	Robert Berlin
Title:	President

LANDRY’S RESTAURANTS, INC.

By:	/s/ Tilman J. Fertitta
Tilman J. Fertitta
President

LSRI HOLDINGS, INC.

By:	/s/ Tilman J. Fertitta
Name:	Tilman J. Fertitta
Title:	President

ANNEX I

DEFINITIONS

Capitalized terms used but not defined in the Stock Purchase Agreement have the respective meanings assigned to such terms below.

“AAA” is defined in Section 1.2.1 (c)(ii).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” is defined in the first paragraph of this Agreement.

“Applicable Law” means any law, order, rule or regulation applicable to the Sellers or the assets of the Sellers including, but not limited to, all applicable building, zoning, subdivision, health and safety and other land use laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property.

“Appurtenant Rights” is defined in Section l.l.l (a)(ii).

“Assets” is defined in Section 1.1.1.

“Assigned Contracts” is defined in Section l.l.l(a)(v).

“Assignment of Trademarks and Copyrights” is defined in Section 2.2(a)(iii).

“Assumed Liabilities” is defined in Section 1.1.2(a).

“Assumption Agreement” is defined in Section 2.2(a)(v).

“Blue Sky Laws” is defined in Section 3.1.5(b).

“Business” is defined in Recital A.

“Business Employees” is defined in Section 3.1.20(a).

“California Break Pay Litigation” means the class action litigation entitled Kyle E. Pietrzak and Kristina Brask on behalf of themselves and all others similarly situated vs. Joe’s Crab Shack—San Diego, Inc., Crab Addison, Inc., Landry’s Seafood House Arlington, Inc. and Joe’s 1 through 125 and any other claim based on unpaid wages or overtime allegedly owed under state or federal wage and hour laws for services performed on or before the Closing Date.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Financial Statement” is defined in Section 1.2.1(c)(i).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended. “Commitments” is defined in Section 8.16. “Commitment Letter” is defined in Section 3.2.5. “Confidential Information” is defined in Section 4.4. “Confidentiality Agreement” is defined in Section 9.5.

“Concession-Management Agreement” means those agreements relating to the operation of certain restaurants prior to Purchaser having received its own liquor license.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, or license.

“Corporation Benefit Plans” is defined in Section l.l.l(b)(ix).

“Debt Commitment Letter” is defined in Section 3.2.5.

“Deeds” is defined in Section 2.2(a)(xvii).

“EBITDA Repurchase Price” is defined in Section 4.7(c).

“Environmental Law” means any applicable federal, state, and local statute, regulation, ordinance, and administrative or judicial order relating to protection of public health and welfare, worker health and welfare, or pollution or protection of the environment, including, without limitation, those regulating hazardous substances, such as CERCLA, the Resource Conservation and Recovery Act, the Federal Clean Air and Clean Water Acts, and their state analogs, and those relating to the protection of environmentally sensitive areas.

“Equity Commitment Letter” is defined in Section 3.2.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Landry’s, any Seller or Newco or any of their Affiliates.

“Estimated Working Capital is defined in Section 1.2.1(b)(ii).

“Estimated Working Capital Excess Payment” is defined in Section 1.2.1(b)(iii).

“Estimated Working Capital Shortfall Reductions” is defined in Section 1.2.1 (iii).

“Exchange Act” is defined in Section 3.1.5(b).

“Excluded Assets” is defined in Section 1.1. l(b).

“Excluded Contracts” is defined in Section l.l.l(b)(vii).

“Excluded Liabilities” is defined in Section 1.1.2(b).

“Exclusive Restaurants” is defined in Section 8.6.

“Fee Property” is defined in Section l.l.l(a)(i).

“Final Working Capital” is defined in Section 1.2.1 (c)(iv).

“Financial Statements” is defined in Section 3.1.6(a).

“Financing Documents” means documents contemplated by the Debt and Equity Commitment Letters.

“FIRPTA Affidavit” is defined in Section 2.2(a)(xiv).

“Funded Indebtedness” means, without duplication, (i) any Liability or obligation of Landry’s, Sellers or Newco not included as a current liability in the Working Capital, (ii) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (iii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iv) any commitment by which a Person assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any off-balance sheet financing, including synthetic leases and project financing, (vi) all obligations under capitalized leases, (vii) any payment obligations in respect of banker’s acceptances or undrawn stand-by letters of credit other than as it relates to the Business in connection with workman’s compensation collateral, (viii) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (ix) the indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer (x) the present value of (A) post-retirement health care benefit Liabilities, (B) any payments owed to current or former equity holders under any non-compete or consulting arrangement and (C) any sale bonus, retention bonus, change of control, severance or other payment triggered solely as a result of the consummation of the transactions contemplated by this Agreement, (xi) all obligations for the deferred and unpaid purchase price of Assets and (xii) any obligation, whether direct or indirect, contingent or otherwise, to guarantee any payment obligation of any other Person as it relates to the Business.

“GAAP” means Generally Accepted Accounting Principles. “Governmental Authorities” is defined in Section 3.1.5(b).

“Hazardous Substance” means “hazardous substance,” “pollutant” or “contaminant,” and “petroleum” and “natural gas liquids” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, bioaerosols, radioactive materials, mold, and putrescible and infectious materials.

“HSR Act” is defined in Section 2.1.

“Improvements” is defined in Section 3.1.11(d).

“Indemnitee” is defined in Section 6.3(a).

“Indemnitor” is defined in Section Section 6.3(a).

“Independent Accounting Firm” is defined in Section 1.2.1(c)(ii).

“Intellectual Property” is defined in Section 3.1.12(b).

“Interested Party” is defined in Section 4.4.

“Inventory” is defined in Section l.l.l(a)(iv).

“IRS” means the United States Internal Revenue Service.

“JCS Excluded Contracts” is defined in Section 1.1.1 (b)(vii).

“Joe’s Intellectual Property Rights” is defined in Section 8.6(b).

“Joint Advertising Material” means all music, photographs for hire, films, commercials, advertising marketing and promotional materials and all other copyrightable marks, recordings and tangible embodiments thereof in whatever form or medium used to advertise the Business.

“Joint Use Agreement” is defined in Section 2.2(a)(viii).

“Joint Use Marks” is defined in Section 1.1.1(a)(vii).

“Knowledge” as used in this Agreement, “Knowledge” of Sellers or Landry’s, to Sellers’ or Landry’s Knowledge, or words of similar import shall mean the actual knowledge as of the applicable date, after reasonable inquiry, of the following persons: Tilman J. Fertitta, Steven L. Scheinthal and Rick Liem, none of whom shall have any individual liability with respect to their respective Knowledge. As used in this Agreement, “Knowledge” of Purchaser, to Purchaser’s Knowledge, or words of similar import shall mean the actual knowledge as of the applicable date, after reasonable inquiry, of the person’s set forth on Schedule II, none of whom shall have any individual liability with respect to their respective Knowledge.

“Landry’s” is defined in the first paragraph of this Agreement.

“Latest Balance Sheet” is defined in Section 3.1.6(a).

“Lease Assignments” is defined in Section 2.2(a)(iv).

“Leased Property” is defined in Section l.l.l(a)(i).

“Leasehold Improvements” is defined in Section l.l.l(a)(i).

“Lease Repurchase Obligation” is defined in Section 4.7(c).

“Leases” is defined in Section l.l.l(a)(i).

“Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes.

“Liens” means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

“Losses” is defined in Section 6.3(a).

“Marks” is defined in Section l.l.l(a)(vii).

“Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (individually or in the aggregate with all other changes, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to (a) the Business, Assets, or Premises of Sellers taken as a whole, or (b) the ability of Sellers or Landry’s to perform any of its material covenants or obligations under this Agreement or under any other Contract executed, delivered or entered into in connection herewith; provided, however, that none of the following, in and of itself, shall be deemed to constitute a Material Adverse Effect: (i) any change or event attributable to conditions generally affecting casual dining-in restaurants or the U.S. economy as a whole, provided that such change or event does not have a disproportionate impact on the Assets or the Business; (ii) the commencement or assertion, in the written opinion of outside legal counsel of national reputation, of an unmeritorious lawsuit or claim against Sellers; (iii); (iv) any change or event attributable to (A) the execution, delivery or public announcement of this Agreement, (B) any act of Sellers undertaken to comply with the terms of the Agreement, or (v) undertaken in contemplation of transactions contemplated by this Agreement and with the prior informed consent of Purchaser; (vi) any change required by any amendment that becomes effective after the date of this Agreement to applicable accounting requirements or principles or applicable laws, rules or regulations; or (vii) any loss by Sellers of any single customer or any single relationship with any licensor.

“Material Contract” is defined in Section 3.1.10(a).

“Newco” is defined in the Recitals.

“Newco Interests” is defined in the Recitals.

“Non-Solicitation/Non-Hire Agreement” is defined in Section 5.1.4.

“Notice of Claim” is defined in Section 6.3(b).

“Notice of Objection” is defined in Section 1.2.1(c)(ii).

“Party” or “Parties” means one or more as the context requires of Landry’s, Sellers and Purchaser.

“Permits’” is defined in Section l.l.l(a)(vi).

“Permitted Liens” is defined in Section 3.1.8.

“Person” is defined in Section 9.11.

“Premises” is defined in Recital A.

“Proceedings” is defined in Section 3.1.22(k).

“Purchase Price” is defined in Section 1.2.1 (a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Purchaser Losses” is defined in Section 6.1.

“Purchaser Representative” is defined in Section 4.6.

“Purchaser’s Disclosure Schedule” is defined in Section 3.2.

“Real Property” is defined in Section l.l.l(a)(i).

“Required Consents” is defined in Section 2.2(a)(xv).

“Restructuring” is defined in Section 1.1.1.

“Section 338(h)(10) Election” is defined in Section 1.2.3.

“Securities Act” is defined in Section 3.1.5(b).

“Seller” is defined in the first paragraph of this Agreement.

“Sellers” is defined in the Recitals.

“Seller Documents” is defined in Section 3.1.3.

“Seller Losses” is defined in Section 6.2.

“Sellers’ Disclosure Schedule” is defined in Section 3.1.

“Sellers’ Medical Plan” is defined in Section 8.2(c).

“Significant Supplier” is defined in Section 3.1.26.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the capital stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or controlled, directly or indirectly, through one or more Subsidiaries, by such Person.

“Surveys” is defined in Section 8.17.

“Target Working Capital” means negative ten million three hundred twenty-nine thousand nine hundred ten dollars (-$10,329,910)

“Taxes” in the plural and “Tax” in the singular means all federal, state, local and foreign taxes, including income, employment (including Social Security, withholding and state disability), excise, property, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, and other taxes, fees, assessments or charges of any kind, together with all interest, additions to tax and penalties relating thereto.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claims” is defined in Section 6.3(c).

“Threshold Amount” is defined in Section 6.6(b).

“Title Company” is defined in Section4.5.

“Title Policies” is defined in Section 8.16.

“Trademark Assignment” is defined in Section 2.2(a)(iii).

“Trademark License” is defined in Section 2.2(a)(vi).

“Transfer Taxes” is defined in Section 8.11(b).

“Transferred Employees” is defined in Section 8.2.

“Transition Services Agreement” is defined in Section 2.2(a)(vii).

“WARN Act” is defined in Section 3.1.20(a).

“Working Capital” means, as of a particular date, with respect to the Business, the amount of those current assets of the Business, on a consolidated basis that are included in the line item categories of current assets specifically identified on Schedule 1.2.1 (b)(i). less the amount of those current liabilities of the Business, on a consolidated basis that are included in the line item categories of current liabilities specifically identified on Schedule l.2.1 (b)(i), in each case, without duplication, and as determined in a manner consistent with the principles used by Seller in the preparation of the Financial Statements.

Schedule II

Purchaser Knowledge Group

Robert D. Berlin

Russell M. Stidolph